Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

By and Between

CENTERSTATE BANKS, INC.

and

FIRST SOUTHERN BANCORP, INC.

Dated as of January 29, 2014

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(continued)

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(continued)

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(continued)

Exhibit A – Form of First Southern Shareholder Voting Agreement

Exhibit B – Form of CenterState Shareholder Voting Agreement

Exhibit C – Form of Bank Plan of Merger and Merger Agreement

Exhibit D – Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit E – Form of Claims Letter

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INDEX OF DEFINED TERMS

Acquisition Proposal	6.7(e)
Action	3.15
Adjusted CenterState Shareholders’ Equity	7.3(e)
Adjusted First Southern Shareholders’ Equity	7.2(g)
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	8.1
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.8(a)
Book-Entry Shares	1.4(b)
Business Day	9.1
Cancelled Shares	1.4(c)
CenterState	Preamble
CenterState Bank, N.A.	1.8
CenterState Board Recommendation	6.3(b)
CenterState Bylaws	4.1(b)
CenterState Charter	4.1(b)
CenterState Common Stock	1.4(a)
CenterState Material Contract	4.8(a)
CenterState Measuring Date	7.3(e)
CenterState Ratio	8.1(a)(x)(a)
CenterState Regulatory Agreement	4.7(b)
CenterState SEC Reports	4.5(b)
CenterState Shareholder Approval	4.3(a)
CenterState Shareholder Meeting	6.3(b)
CenterState Shareholder Meeting Notice Date	6.3(b)
CenterState Voting Agreement	Recitals
Certificate	1.4(b)
Certificate of Designations	1.4(b)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(e)
Controlled Group Liability	3.11(b)
Covered Employees	6.5(a)
D&O Insurance	6.6(c)
Derivative Transaction	3.21(b)
Determination Date	8.1
Director Restrictive Covenant Agreements	6.11

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Disclosure Schedule	9.11
Dissenting Shares	1.4(d)
DPC Common Shares	1.4(c)
Effective Time	1.2
Environmental Law	3.17(b)
Equity Award Consideration	1.5
ERISA	3.11(b)
ERISA Affiliate	3.11(d)
Examined Party	6.2(b)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Ratio	1.4(b)
Exchangeable Share	1.4(b)
FBCA	1.1
FDIC	3.4
FHLB	3.2(c)
Final Index Price	8.1
First Southern	Preamble
First Southern Bank	1.8
First Southern Benefit Plans	6.5(e)
First Southern Board Recommendation	6.3
First Southern Bylaws	3.1(b)
First Southern Charter	3.1(b)
First Southern Common Stock	1.4(b)
First Southern Confidential Information	6.7(a)
First Southern Equity Awards	1.5
First Southern Equity Plans	1.5
First Southern Financial Statements	3.6(a)
First Southern Individuals	6.7(a)
First Southern Insurance Policies	3.25
First Southern Material Contract	3.9(a)
First Southern MEIP	1.5
First Southern Non-Voting Common Stock	3.2(a)
First Southern Regulatory Agreement	3.8(b)
First Southern Representatives	6.7(a)
First Southern Restricted Share	1.5(c)(i)
First Southern Shareholder Approval	3.3(a)
First Southern Shareholder Meeting	6.3(a)
First Southern Shareholder Meeting Notice Date	6.3(a)
First Southern Stock Option	1.5(a)(i)
First Southern Voting Agreement	Recitals
Form S-4	3.4
FRB	3.4
FSB Measuring Date	7.2(g)
GAAP	3.1(c)
Governmental Entity	3.4

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Hazardous Substance	3.17(c)
IBB	3.2(c)
Indemnified Parties	6.6(a)
Index Group	8.1
Index Price	8.1
Index Ratio	8.1(a)(x)(a)
Initial Index Price	8.1
Intellectual Property	3.19(b)
IRS	3.11(a)
Keefe Bruyette	3.13
Letter of Transmittal	2.2
Liens	3.2(c)
Loss Share Agreement Condition	7.1(f)
Loss-Share Agreement	3.9(a)
Material Adverse Effect	3.7(a)
Materially Burdensome Regulatory Condition	6.1(f)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(b)
Multiemployer Plan	3.11(d)
Nasdaq	3.4
OCC	3.4
Parties	Preamble
Party	Preamble
PBGC	3.11(e)
Per Share Cash Consideration	1.4(b)
Per Share Stock Consideration	1.4(b)
Performance-Based First Southern Restricted Share	1.5(d)(i)
Performance-Based First Southern Stock Option	1.5(b)(i)
Performance-Based Series C First Southern Restricted Share	1.5(d)(ii)
Performance-Based Series C First Southern Stock Option	1.5(b)(ii)
Permits	3.8(a)
Person	3.2(c)
Previously Disclosed	9.11
Pricing Differential	8.1
Proxy Statement	3.4
Regulatory Approvals	3.4
Requesting Party	6.2(b)
Requisite Regulatory Approvals	7.1(e)
Rights	3.2(a)
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Securities Act	3.2(a)
Series C First Southern Restricted Share	1.5(c)(ii)
Series C First Southern Stock Option	1.5(a)(ii)
Series C Preferred Stock	1.4(b)
Service-Based First Southern Restricted Share	1.5(c)(i)

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Service-Based First Southern Stock Option	1.5(a)(i)
Service-Based Series C First Southern Restricted Share	1.5(c)(ii)
Service-Based Series C First Southern Stock Option	1.5(a)(ii)
SRO	3.4
Sterne Agee	4.12
Subsidiary	3.1(c)
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Returns	3.23(k)
Taxes	3.23(j)
Termination Fee	8.4(a)
Trading Day	8.1
Trust Account Common Shares	1.4(c)
Voting Debt	3.2(a)

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 29th day of January, 2014, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and First Southern Bancorp, Inc., a Florida corporation (“First Southern” and, together with CenterState, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which First Southern will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as a condition to the willingness of CenterState and First Southern to enter into this Agreement, all of the directors of First Southern have entered into voting agreements (each a “First Southern Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the First Southern Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the First Southern Voting Agreement, and all of the directors of CenterState have entered into voting agreements (each a “CenterState Voting Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with First Southern, pursuant to which each such director has agreed, among other things, to vote all of the CenterState Common Stock owned by such director in favor of the issuance of CenterState Common Stock in connection with this Agreement and the transactions contemplated hereby, subject to the terms of the CenterState Voting Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, First Southern shall merge with and into CenterState. CenterState shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of First Southern shall cease.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and CenterState shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, articles of merger as provided in the FBCA (the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

1.4 Conversion of Stock. By virtue of the Merger and without any action on the part of First Southern, CenterState or the holders of any of the following securities, at the Effective Time:

(a) Each share of common stock, par value $.01 per share, of CenterState (“CenterState Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $.01, of the Surviving Company.

(b) Subject to Sections 1.4(c), 1.4(d), and 1.4(e), each share of common stock, par value $0.01 per share, of First Southern (the “First Southern Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares,” and each an “Exchangeable Share”), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive: (i) 0.3 (the “Exchange Ratio”) shares of CenterState Common Stock (the “Per Share Stock Consideration”), and (ii) $3.00 plus any dividends payable in accordance with Section 2.2(c), and any cash in lieu of fractional shares as specified in Section 2.2(f), (collectively, the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”). For the avoidance of doubt, prior to the Effective Time, all the outstanding shares of First Southern’s Common Equivalent Convertible Participating Voting Preferred Stock, Series C (the “Series C Preferred Stock”), shall be converted into First Southern Common Stock (or First Southern Non-Voting Common Stock, if required by the Certificate of Designations, provided that such First Southern Non-Voting Common Stock will be treated as First Southern Common Stock and Exchangeable Shares for purposes of this Agreement) in accordance with the provisions of the Certificate of Designations for the Series C Preferred Stock set forth in the Articles of Amendment to the articles of incorporation of First Southern (the “Certificate of Designations”), and such converted shares of Series C Preferred Stock shall be treated for all purposes hereunder, including payment of the Merger Consideration, as First Southern Common Stock and Exchangeable Shares. All of the Exchangeable Shares converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of First Southern Common Stock (each, a “Certificate”) and non-certificated share of First Southern Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of First Southern Common Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4 and any cash in lieu of fractional shares as specified in Section 2.2(f), as well as any dividends to which holders of First Southern Common Stock become entitled in accordance with Section 2.2(c).

(c) All shares of First Southern Common Stock that are owned by First Southern or CenterState (other than (i) shares of First Southern Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of First Southern Common Stock held, directly or indirectly, by First Southern or CenterState in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no stock of CenterState or other consideration shall be delivered in exchange therefor. All shares of First Southern Common Stock that are owned by any wholly owned Subsidiary of First Southern or by any wholly owned Subsidiary of CenterState shall remain outstanding, adjusted to maintain relative ownership percentages, and no consideration shall be delivered in exchange therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of First Southern Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of First Southern Common Stock under such provisions of the FBCA. If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of First Southern Common Stock shall thereupon be treated as if they had been converted into and become Exchangeable Shares as of the Effective Time, eligible to receive the Merger Consideration in accordance with Section 1.4(b), without any interest thereon. First Southern shall give CenterState (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of First Southern Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by First Southern relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. First Southern shall not, except with the prior written consent of CenterState, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

(e) If the number of shares of CenterState Common Stock or First Southern Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

1.5 Treatment of First Southern Equity Awards. Each equity award granted under the First Southern Bancorp, Inc. Management Equity Incentive Plan (the “First Southern MEIP”), the First Southern Bancorp, Inc. 2001 Stock Option Plan, the First Southern Bancorp, Inc. 2004 Stock Option Plan, the First Southern Bancorp, Inc. 2005 Stock Option Plan, and the First Southern Bancorp, Inc. Directors Stock Option Plan (collectively, “First Southern Equity Plans”) and outstanding immediately prior to the Effective Time (such equity awards collectively, the “First Southern Equity Awards”) shall be treated as set forth in this Section 1.5. For purposes of this Agreement, the term “Equity Award Consideration” shall mean a cash amount equal to the sum of (x) the Per Share Cash Consideration and (y) the product of the Exchange Ratio and the Average Closing Price.

(a) Service-Based Stock Options.

(i) Service-Based Stock Options. As of immediately prior to the Effective Time, each option to purchase shares of First Southern Common Stock granted under a First Southern Equity Plan (each, a “First Southern Stock Option”) subject only to service-based vesting conditions other than a First Southern Series C Stock Option (each, a “Service-Based First Southern Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and exercisable and be cancelled and converted into the right to receive, at the Effective Time, an amount in cash equal to the product of (A) the excess, if any, of (I) the Equity Award Consideration over (II) the exercise price per share of such Service-Based First Southern Stock Option, and (B) the number of shares of First Southern Common Stock subject to such Service-Based First Southern Stock Option, less applicable withholding Taxes.

(ii) Service-Based Series C Stock Options. Each Series C Stock Option (as defined in the First Southern MEIP) granted under the First Southern MEIP (each, a “Series C First Southern Stock Option”) subject only to service-based vesting conditions (each, a “Service-Based Series C First Southern Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and exercisable and be cancelled and converted into such number of shares of First Southern Common Stock subject to such Service-Based Series C First Southern Stock Option determined in accordance with the terms and conditions of the applicable award agreement in respect of such Service-Based Series C First Southern Stock Option, which shares of First Southern Common Stock shall, without duplication, be treated as outstanding shares of First Southern Common Stock for purposes of this Agreement and each of which shall thereafter be converted into the right to receive, at the Effective Time, the Merger Consideration, less applicable withholding Taxes.

(b) Performance-Based Stock Options.

(i) Performance-Based Stock Options. As of immediately prior to the Effective Time, each First Southern Stock Option granted subject to performance-based vesting conditions other than a Series C First Southern Stock Option (each, a “Performance-Based First

Southern Stock Option”) that is outstanding immediately prior to the Effective Time, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and exercisable to the extent provided for under its terms as of immediately prior to the Effective Time based on actual results in respect of the performance conditions applicable to such Performance-Based First Southern Option as of immediately prior to the Effective Time and, to the extent vested and exercisable, be cancelled and converted into the right to receive, at the Effective Time, an amount in cash equal to the product of (A) the excess, if any, of (I) the Equity Award Consideration over (II) the exercise price per share of such Performance-Based First Southern Option, and (B) the number of shares of First Southern Common Stock subject to such Performance-Based First Southern Stock Option, less applicable withholding Taxes, with the unvested portion in respect of each such Performance-Based First Southern Stock Option automatically cancelled at the Effective Time without consideration and without any action on the part of the holder thereof.

(ii) Performance-Based Series C Options. Each Series C First Southern Stock Option subject to performance-based vesting conditions (each, a “Performance-Based Series C First Southern Stock Option”) that is outstanding immediately prior to the Effective Time, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and exercisable to the extent provided for under its terms as of immediately prior to the Effective Time based on actual results in respect of the performance conditions applicable to such Performance-Based Series C First Southern Stock Option as of immediately prior to the Effective Time and, to the extent vested and exercisable, be cancelled and converted into such number of shares of First Southern Common Stock subject to such Performance-Based Series C First Southern Stock Option determined in accordance with the terms and conditions of the applicable award agreement in respect of such Performance-Based Series C First Southern Stock Option, which shares of First Southern Common Stock shall, without duplication, be treated as outstanding shares of First Southern Common Stock for purposes of this Agreement and each of which shall thereafter be converted into the Merger Consideration, less applicable withholding Taxes, with the unvested portion in respect of each such Performance-Based Series C First Southern Stock Option automatically cancelled at the Effective Time without consideration and without any action on the part of the holder thereof.

(c) Service-Based Restricted Stock.

(i) Service-Based Restricted Stock. As of immediately prior to the Effective Time, each share of First Southern Common Stock and each unit representing the right to receive a share of First Southern Common Stock or an amount in cash or other property the value of which is determined by reference to a share of First Southern Common Stock under a First Southern Equity Plan (each, a “First Southern Restricted Share”), in each case, granted subject only to service-based vesting conditions and other than a First Southern Series C Restricted Share (each, a “Service-Based First Southern Restricted Share”), which is outstanding immediately prior to the Effective Time, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and shall be treated as an outstanding share of First Southern Common Stock for purposes of this Agreement and shall thereafter be converted into the right to receive, at the Effective Time, and without duplication, the Merger Consideration, less applicable withholding Taxes; provided, however, that with respect to any Service-Based First Southern Restricted Share that constitutes “deferred compensation” within the meaning of

Section 409A of the Code, such conversion and settlement shall occur on the date that it would otherwise occur under the applicable award agreement absent the application of this Section 1.5(c)(i) to the extent necessary to avoid the imposition of any penalty or other Taxes under Section 409A of the Code.

(ii) Service-Based Series C Restricted Stock. Each share of Series C Restricted Stock (as defined in the First Southern MEIP) and each Series C Restricted Stock Unit (as defined in the First Southern MEIP) granted under the First Southern MEIP (each, a “Series C First Southern Restricted Share”), in each case, that is subject only to service-based vesting conditions (each, a “Service-Based Series C First Southern Restricted Share”), which is outstanding immediately prior to the Effective Time, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and shall be treated as an outstanding share of Series C Preferred Stock and shall be, and be deemed, converted by First Southern into First Southern Common Stock and, for each share of First Southern Common Stock into which such Series C Preferred Stock is converted in accordance with the Certificate of Designations, such share of First Southern Common Stock shall be treated as outstanding for purposes of this Agreement and shall thereafter be converted into the right to receive, at the Effective Time, and without duplication, the Merger Consideration, less applicable withholding Taxes; provided, however, that with respect to any Service-Based Series C First Southern Restricted Share that constitutes “deferred compensation” within the meaning of Section 409A of the Code, such conversion and settlement shall occur on the date that it would otherwise occur under the applicable award agreement absent the application of this Section 1.5(c)(ii) to the extent necessary to avoid the imposition of any penalty or other Taxes under Section 409A of the Code.

(d) Performance-Based Restricted Stock.

(i) Performance-Based Restricted Stock. As of immediately prior to the Effective Time, each First Southern Restricted Share that is subject to performance-based vesting conditions other than a Series C First Southern Restricted Share (each, a “Performance-Based First Southern Restricted Share”) that is outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested to the extent provided for under its terms as of immediately prior to the Effective Time based on actual results in respect of the performance conditions applicable to such Performance-Based First Southern Restricted Share as of immediately prior to the Effective Time and, to the extent vested, shall be treated as an outstanding share of First Southern Common Stock for purposes of this Agreement and shall thereafter be converted into the right to receive, at the Effective Time, and without duplication, the Merger Consideration, less applicable withholding Taxes.

(ii) Performance-Based Series C Restricted Stock. Each Series C First Southern Restricted Share that is subject to performance-based vesting conditions (each, a “Performance-Based Series C First Southern Restricted Share”), which is outstanding immediately prior to the Effective Time, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested to the extent provided for under its terms as of immediately prior to the Effective Time based on actual results in respect of the performance conditions applicable to such Performance-Based Series C First Southern Restricted Share as of immediately prior to the Effective Time and, to the extent vested, be treated as an outstanding share of Series C Preferred Stock and shall be, and be deemed, converted by First Southern into First Southern

Common Stock and, for each share of First Southern Common Stock into which such share of Series C Preferred Stock is converted in accordance with the Certificate of Designations, such share of First Southern Common Stock shall be treated as outstanding for purposes of this Agreement and shall thereafter be converted into the right to receive, at the Effective Time, and without duplication, the Merger Consideration, less applicable withholding Taxes.

(e) Resolutions and Payment. Prior to the Effective Time, First Southern and CenterState shall adopt such resolutions as are reasonably necessary in order to effectuate the actions contemplated by this Section 1.5. All payments with respect to First Southern Equity Awards shall be made by First Southern prior to the Closing.

1.6 Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7 Directors and Officers. The directors of the Surviving Company immediately following the Effective Time shall consist of the directors of CenterState immediately prior to the Effective Time and, if CenterState so elects, one director of First Southern or First Southern Bank immediately prior to the Effective Time, to be selected by CenterState, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Company immediately following the Effective Time shall consist of the officers of CenterState immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, First Southern Bank (“First Southern Bank”), a Florida state-chartered bank and first-tier subsidiary of First Southern, shall be merged (the “Bank Merger”) with and into CenterState Bank of Florida, N.A., a national banking and wholly owned first-tier subsidiary of CenterState (“CenterState Bank, N.A.”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank, N.A. shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Parties shall cause the Boards of Directors of First Southern Bank and CenterState Bank, N.A., respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit C, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. CenterState shall cause the Bank Merger to be effected following the Effective Time in accordance with the FBCA. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of CenterState Bank, N.A. at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, First Southern Bank shall continue to operate under that name (together with any appendix required of national banking associations if its charter should be converted to that of a national bank).

1.9 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, CenterState shall appoint its transfer agent, Continental Stock Transfer and Trust Company, pursuant to an agreement in a form reasonably acceptable to First Southern (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration.

(a) Promptly (and within five Business Days) after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of First Southern Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b), including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration to be issued or paid in consideration therefor.

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of First Southern Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, including any dividends that are payable to CenterState shareholders of record as of any date on or after the Closing Date and cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in respect of the shares of First Southern Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c), in accordance with the provisions of this Article II. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Exchange Agent shall as soon as practicable following the Effective Time (and in any event within three (3) Business Days thereafter) pay to the holder, the Merger Consideration for each Book-Entry Share and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

(c) Notwithstanding the provisions of Section 1.4(b), no dividends or other distributions with respect to CenterState Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CenterState Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate or payment of the Merger Consideration in respect of Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CenterState Common Stock represented by such Certificate or Book-Entry Shares and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CenterState Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d) In the event of a transfer of ownership of a Certificate representing First Southern Common Stock that is not registered in the stock transfer records of First Southern, the Merger Consideration and cash in lieu of fractional shares of CenterState Common Stock and dividends or distributions payable pursuant to Section 2.2(c) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such First Southern Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of CenterState that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the one-year anniversary of the Effective Time, CenterState) shall be entitled to deduct and withhold from any cash consideration or cash in lieu of fractional shares of CenterState Common Stock otherwise payable pursuant to this Agreement to any holder of First Southern Common Stock such amounts as the Exchange Agent or CenterState, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or CenterState, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of First Southern Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CenterState, as the case may be. For purposes of Section 1.5, any required withholding shall be satisfied by the applicable holder tendering to the Surviving Company, the Exchange Agent or CenterState, as applicable, a number of shares of CenterState Common Stock with a fair market value equal to the amount required to be withheld.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of First Southern of the shares of First Southern Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of First Southern Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which the holder is entitled pursuant to Section 2.2(c) in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of CenterState Common Stock shall be issued to the holder of Book-Entry Shares or upon the surrender of Certificates for exchange, no dividend or distribution with respect to CenterState Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CenterState. In lieu of the issuance of any such fractional share, CenterState shall pay to each former shareholder of First Southern who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share (after taking into account all shares of First Southern Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of CenterState Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by CenterState or the Exchange Agent, the posting by such Person of a bond in such amount as CenterState may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FIRST SOUTHERN

Except as Previously Disclosed, First Southern hereby represents and warrants to CenterState as follows:

3.1 Organization, Standing and Power.

(a) Each of First Southern and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on First Southern.

(b) First Southern has previously made available to CenterState true and complete copies of First Southern’s articles of incorporation (the “First Southern Charter”) and bylaws (the “First Southern Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither First Southern nor any of its Subsidiaries is in violation of any provision of the First Southern Charter or First Southern Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c) As used in this Agreement, the term “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2 Capitalization.

(a) The authorized capital stock of First Southern consists of (i) 300,000,000 shares of First Southern Common Stock, of which 19,859,166 shares are issued and outstanding as of the date hereof prior to giving effect to the conversion of Series C Preferred Stock (which includes 123,552 First Southern Restricted Shares (other than Series C First Southern Restricted Shares or any First Southern Restricted Shares that are restricted stock units) issued and outstanding under the First Southern Equity Plans, but excludes any shares of First Southern Common Stock reserved for issuance or to be delivered in respect of First Southern Stock Options), (ii) 35,000,000 shares of non-voting common stock, par value $0.01 per share (the “First Southern Non-Voting Common Stock”), of which no shares are outstanding as of the date hereof prior to giving effect to the conversion of the Series C Preferred Stock, and (iii) 10,000,000 shares of preferred stock, no par value per share, of which 35,000 shares are designated as Series C Preferred Stock (having a liquidation value of $1,000 per share), and 30,466 such shares of Series C Preferred Stock are issued and outstanding as of the date hereof prior to giving effect to the conversion of the Series C Preferred Stock (which includes 211 Series C First Southern Restricted Shares (other than any Series C First Southern Restricted Shares that are restricted stock units) issued and outstanding under the First Southern Equity Plans) and convertible into 11,791,160 shares of First Southern Common Stock. As of the date hereof, First Southern holds 158,004 shares of First Southern Common Stock in its treasury. As of the date hereof, there are 1,391,071 shares of First Southern Common Stock reserved for issuance or to be delivered in respect of 785,081 First Southern Stock Options (which includes 1,570 Series C First Southern Stock Options), which are the only First Southern Stock Options that are outstanding and the exercise price for each such First Southern Stock Options has been Previously Disclosed. As of the date hereof, there are 153,552 First Southern Restricted Shares (including 30,000 First Southern Restricted Shares that are restricted stock units, but excluding Series C First Southern Restricted Shares) and 263 Series C First Southern Restricted Shares (including 52 Series C First Southern Restricted Shares that are restricted stock units) that are outstanding and issued by First Southern pursuant to the First Southern Equity Plans, and are all of the First Southern Restricted Shares that are outstanding under the First Southern Equity Plans. All of the issued and outstanding shares of First Southern Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of First Southern may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.2(b) and this Section 3.2(a), First Southern does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, restricted shares, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of First Southern Common Stock, Voting Debt or any other equity securities of First Southern or any securities representing the right to purchase or otherwise receive any shares of First Southern Common Stock, Voting Debt or other equity securities of First Southern. There are no contractual obligations of First Southern or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of First Southern or any equity security of First Southern or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of First Southern or its Subsidiaries or (ii) pursuant to which First Southern or any of its Subsidiaries is or could be required to register shares of First Southern capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), in each case, other than contractual obligations with respect to (A) the issuance of shares of First Southern Common Stock in respect of any exercise of First Southern Stock Options or settlement of any First Southern Restricted Shares outstanding on the date hereof, and (B) the acquisition of shares of First Southern Common Stock from a holder of a First Southern Stock Option or First Southern Restricted Shares in satisfaction of withholding obligations or in payment of the exercise price. Immediately prior to the Effective Time, the total number of shares of First Southern Common Stock outstanding or deemed outstanding for purposes of this Agreement (after giving effect to the conversion of Series C Preferred Stock and the deemed conversion of outstanding First Southern Equity Awards to shares of First Southern Common Stock in accordance with Section 1.5, but without giving effect to the deemed surrender of shares of First Southern Common Stock or any other First Southern Right in connection with the exercise or settlement of, or tax withholding with respect to, such First Southern Equity Awards) shall not exceed 33,091,523 (it being understood that certain First Southern Equity Awards may be cancelled prior to the Effective Time in accordance with this Agreement).

(b) Other than 13,355,631 shares of First Southern Common Stock issuable in respect of First Southern Rights, in each case that are outstanding as of the date hereof, no other equity-based awards are outstanding as of the date hereof. The name of each holder of a First Southern Stock Option, together with the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, have been Previously Disclosed.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of First Southern (and which, for purposes of this Agreement, shall include First Southern Bank) are owned by First Southern, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. There are 16,380,447 shares of First Southern Bank common stock outstanding (which are the only shares of capital stock of First Southern Bank outstanding) of which 16,379,516 are owned by First Southern. No Significant Subsidiary of First Southern has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed and for the ownership of First Southern Subsidiaries, readily marketable securities, securities held-to-maturity in First

Southern Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”) and the Independent Bankers’ Bank of Florida (“IBB”), neither First Southern nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).

(d) First Southern does not have a dividend reinvestment plan or any shareholder rights plan.

3.3 Authority; No Violation.

(a) First Southern has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the First Southern Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First Southern. As of the date of this Agreement, the Board of Directors of First Southern has determined that this Agreement is advisable and in the best interests of First Southern and its shareholders and has directed that this Agreement be submitted to First Southern’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of First Southern Common Stock at a meeting called therefor (the “First Southern Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by First Southern and (assuming due authorization, execution and delivery by CenterState) constitutes the valid and binding obligations of First Southern, enforceable against First Southern in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by First Southern or the Bank Merger Agreement by First Southern Bank nor the consummation by First Southern of the transactions contemplated in this Agreement or by First Southern Bank of the transactions in the Bank Merger Agreement, nor compliance by First Southern or First Southern Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the First Southern Shareholder Approval is duly obtained or given, violate any provision of the First Southern Charter or First Southern Bylaws or the organizational documents of First Southern Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to First Southern, any of its Subsidiaries or any of their respective properties or assets in a manner that would reasonably be expected to have a Material Adverse Effect on First Southern or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Southern or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which First Southern or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (the “Nasdaq”), state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) with respect to the shares of CenterState Common Stock to be issued in the Merger, in which a joint proxy statement relating to the meetings of the shareholders of First Southern and CenterState to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC, the FDIC, applicable Governmental Entities, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by First Southern or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by First Southern of this Agreement.

3.5 Reports.

(a) First Southern and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which First Southern has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) Neither First Southern nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2011 and prior to the date of this Agreement other than filings made pursuant to Regulation D. No information provided by First Southern to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6 Financial Statements.

(a) The audited consolidated balance sheets (including related notes and schedules, if any) of First Southern and its Subsidiaries as of December 31, 2012, 2011 and 2010 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of First Southern and its Subsidiaries for each of the three (3) years ended December 31, 2012, 2011 and 2010, and the unaudited interim consolidated financial statements of First Southern and its Subsidiaries as of September 30, 2013 and for the period then ended (collectively, the “First Southern Financial Statements”) have been previously made available to CenterState or its representatives. The First Southern Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and (with respect to the audited year-end financial statements) cash flows of First Southern and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in such statements or in the notes thereto. As of the date of this Agreement, the financial and accounting books and records of First Southern and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of First Southern Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date have been prepared in all material respects in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.

(c) There is no transaction, arrangement or other relationship between First Southern or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the First Southern Financial Statements.

(d) The records, systems, controls, data and information of First Southern and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Southern or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on First Southern’s (or any First Southern Subsidiary’s) system of internal accounting controls.

(e) Since December 31, 2011, (i) neither First Southern nor, to the Knowledge of First Southern, any director, officer, employee, auditor, accountant or representative of First Southern or First Southern Bank has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Southern or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that First Southern or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Southern or any of its Subsidiaries, or other Person, whether or not employed by First Southern or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by First Southern or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of First Southern or any of its Subsidiaries or any committee thereof or to any director or officer of First Southern or any of its Subsidiaries. For purposes of this Agreement, “Knowledge” of First Southern, shall mean the actual knowledge of the individuals listed in Section 3.6 of the First Southern Disclosure Schedule, after reasonable inquiry.

3.7 Absence of Changes.

(a) Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Southern. As used in this Agreement, the term “Material Adverse Effect” means, with respect to CenterState or First Southern, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is material and adverse to the business, financial condition or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, including changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets or changes in prevailing interest rates, currency exchange rates, and price levels or trading volumes in the United States, in each case generally affecting the industries in which such Party or its Subsidiaries operate and including changes to any previously correctly applied asset marks resulting therefrom, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, (D) the execution or public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees, or (E) any action taken by such Party with the other Party’s written consent or any action taken by such Party that is required by this Agreement, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate (in which case only the incrementally disproportionate effect may be taken into account in determining whether there has been or may be a Material Adverse Effect); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

(b) Since December 31, 2012, First Southern and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (other than in connection with the negotiation of this Agreement and the transactions contemplated hereby).

3.8 Compliance with Applicable Law.

(a) First Southern and each of its Subsidiaries are, and at all times since December 31, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. First Southern is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. First Southern and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2011 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as conducted, and to the Knowledge of First Southern, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. First Southern is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The deposit accounts of First Southern Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of First Southern, threatened.

(b) Except as otherwise disclosed in this paragraph, since December 31, 2011, neither First Southern nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring First Southern or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or legal compliance, its business or its operations (any of the foregoing, a “First Southern Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither First Southern nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither First Southern nor any of its Subsidiaries is party to or subject to any First Southern Regulatory Agreement.

(c) Neither First Southern nor any of its Subsidiaries (nor, to the Knowledge of First Southern, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.9 Material Contracts; Defaults.

(a) Except with respect to certain First Southern Benefit Plans described in Section 3.11, neither First Southern nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “First Southern Material Contract”): (i) that (A) limits or would limit in any respect the manner in which, or the localities in which, First Southern or any of its Subsidiaries may conduct its business, (B) obligates First Southern or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of First Southern or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of CenterState or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; (ii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of $100,000 or more or (y) aggregate payments of $250,000 or more, other than contracts that can be terminated by First Southern or a First Southern Subsidiary on thirty (30) days or less written notice at any time without penalty or premium; or (iii) any contract or agreement that is a shared loss contract or agreement (including any related or ancillary contract or agreement) with the FDIC (each such contract, agreement or related or ancillary contract or agreement, a “Loss-Share Agreement”).

(b) Neither First Southern nor any of its Subsidiaries, nor, to the Knowledge of First Southern, any counterparty or counterparties, is in breach of any First Southern Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.

3.10 State Takeover Laws. The Board of Directors of First Southern has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.11 First Southern Benefit Plans.

(a) With respect to each material First Southern Benefit Plan, First Southern has made available to CenterState a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the First Southern Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such First Southern Benefit Plan); (ii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, if applicable; (iii) any summary plan description and summary of material modifications for such First Southern Benefit Plan; (iv) all communications to or from the IRS or any other Governmental Entity relating to each First Southern Benefit Plan; and (v) for the most recent year, (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b) (i) Each First Southern Benefit Plan has been established, operated and administered in accordance with its terms, and in substantial compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and other laws; (ii) each First Southern Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the Knowledge of First Southern, nothing has occurred (whether by action or failure to act) that would reasonably be expected to adversely affect the qualified status of any such First Southern Benefit Plan (or the exempt status of any related trust); (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that would reasonably be expected to result in liability has occurred with respect to any First Southern Benefit Plan, and no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by First Southern or any of its Subsidiaries with respect to any First Southern Benefit Plan that has resulted, or would reasonably be expected to result, in any material liability with respect to any First Southern Benefit Plan; (iv) no liability under Subtitle C or D of Title IV of ERISA has been or would reasonably be expected to be incurred by First Southern or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of First Southern or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by First Southern that any First Southern Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to First Southern or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any First Southern Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (vii) First Southern and its Subsidiaries have not incurred any current or projected liability under any First Southern Benefit Plan in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of First Southern or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the First Southern Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; and (ix) all contributions required to have been made under the terms of any First Southern Benefit Plan or pursuant to ERISA and the Code have been timely made, and, to the extent required, all obligations in respect of each First Southern Benefit Plan have been properly accrued and reflected in the First Southern Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) Section 302 or 4068(a) of

ERISA, (C) under Sections 412, 430 and 4971 of the Code, and (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c) With respect to each First Southern Benefit Plan that is subject to Title IV of ERISA, as of the Effective Time, the assets of each such First Southern Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such First Southern Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d) Neither First Southern nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA (a “Multiemployer Plan”) or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with First Southern or CenterState, as applicable, under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(e) With respect to any First Southern Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of First Southern, threatened, (ii) to the Knowledge of First Southern, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any First Southern Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the Knowledge of First Southern, threatened (including any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any First Southern Benefit Plan or any fiduciary thereof (other than rules of general applicability). With respect to each First Southern Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (A) no First Southern Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (B) there has been no determination that any First Southern Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA). None of the assets of First Southern, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such Lien arising.

(f) Except as described in Section 3.11(f) of the First Southern Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) any payment (including severance, an “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of First Southern or any of its Subsidiaries from First Southern or any of its Subsidiaries under any First Southern Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any First Southern Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of First Southern or any of its Subsidiaries to (A) amend, merge or terminate any First Southern Benefit Plan or related trust or (B) receive a reversion of assets from any First Southern Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of First Southern or any of its Subsidiaries, or (vii) any payments under any of the First Southern Benefit Plans or otherwise that would not be deductible under Section 280G of the Code.

3.12 Approvals. As of the date of this Agreement, First Southern knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of First Southern has received the opinion of Keefe, Bruyette & Woods, Inc. (“Keefe Bruyette”) to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of First Southern Common Stock in the Merger is fair from a financial point of view to such holders.

3.14 First Southern Information. None of the information supplied or to be supplied by First Southern for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to First Southern’s shareholders or CenterState’s shareholders or at the time First Southern’s shareholders vote on the matters constituting the First Southern Shareholder Approval or CenterState’s shareholders vote on the matters constituting the CenterState Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by First Southern in this Section 3.14 with respect to statements made or incorporated by reference therein based on information supplied by CenterState or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by First Southern or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, First Southern shall promptly so inform CenterState.

3.15 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the Knowledge of First Southern, threatened against or affecting First Southern or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of First Southern, former) officer, director or employee of First

Southern or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of First Southern and its Subsidiaries. Neither First Southern nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity (other than those of general application that apply to similarly situated banks and bank holding companies or their Subsidiaries).

3.16 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of First Southern or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of First Southern, threat thereof, by or with respect to any employees of First Southern or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption since December 31, 2011. To the Knowledge of First Southern, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of First Southern or any of its Subsidiaries. First Southern and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that First Southern or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel First Southern or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of First Southern, threatened with respect to First Southern or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither First Southern nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of First Southern, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to First Southern or any of its Subsidiaries and, to the Knowledge of First Southern, no such investigation is in progress.

3.17 Environmental Matters.

(a) (i) Neither First Southern’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by First Southern or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2011, neither First Southern nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that First Southern or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by First Southern or any of its Subsidiaries or as a result of any operations or activities of First Southern or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to First Southern or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to First Southern or any of its Subsidiaries under any Environmental Law; and (v) neither First Southern or its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to the Knowledge of First Southern, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.18 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of First Southern or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by First Southern or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in accordance with the relevant notes or other credit or security documents, First Southern’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws in all material respects.

(c) None of the agreements pursuant to which First Southern or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan held by First Southern or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e) With respect to the loans held by First Southern or any of its Subsidiaries, First Southern has provided or made available to CenterState a list of the following: (i) all loans (A) that as of September 30, 2013, are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that as of September 30, 2013 are on non-accrual status, (C) that as of September 30, 2013 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, as of December 31, 2013, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) where a borrower, customer or other party has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim and, to the Knowledge of First Southern, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; and (ii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f) The allowance for loan losses reflected in the First Southern Financial Statements was (and will be for periods ended after September 30, 2013) in compliance with its methodology for determining the adequacy of allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and was adequate under such standards.

3.19 Intellectual Property.

(a) First Southern and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither First Southern nor any of its Subsidiaries is the licensor of material Intellectual Property to any third party. None of the Intellectual Property used by First Southern or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person in any material respect. As of the date hereof, there is no Action pending or, to the Knowledge of First Southern, threatened, which challenges the rights of First Southern or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.20 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between First Southern or any of its Subsidiaries, on the one hand, and any (i) officer or director of First Southern or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of First Southern, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of First Southern, on the other hand, except those of a type available to non-affiliates of First Southern generally and compensation or benefit arrangements with officers and directors.

3.21 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for First Southern’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of First Southern or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither First Southern nor its Subsidiaries, nor, to the Knowledge of First Southern, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b) As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22 Trust Business. Neither First Southern nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.

3.23 Taxes.

(a) All Tax Returns required to have been filed by or with respect to First Southern or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by First Southern or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith or for which adequate reserves have been established in the First Southern Financial Statements or will be established in financial statements of First Southern to be provided to CenterState after the date hereof pursuant to this Agreement. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against First Southern or any of its Subsidiaries that has not been satisfied by payment, settled, withdrawn or adequately reserved for. There are no Liens for Taxes on the assets of First Southern or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which First Southern or any of its Subsidiaries may be subject. All Taxes not yet due and payable by First Southern or its Subsidiaries have been properly accrued on the financial books and records of First Southern and its Subsidiaries in accordance with GAAP.

(b) None of First Southern or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among First Southern and its Subsidiaries).

(c) First Southern and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. First Southern and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(d) As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of First Southern, threatened against or with respect to First Southern or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(e) Neither First Southern nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to First Southern or any of its Subsidiaries.

(g) Neither First Southern nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(h) Neither First Southern nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is First Southern or a First Southern Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than First Southern and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(i) Neither First Southern nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge or any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j) As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(k) As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.24 Community Reinvestment Act Compliance. First Southern Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and First Southern has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in First Southern Bank having its current rating lowered.

3.25 Insurance. First Southern and each of its Subsidiaries are presently insured, with what First Southern believes to be financially sound and reputable insurance companies, against such risks and for such amounts as Previously Disclosed (which coverage is in accordance with all contractual and legal requirements applicable to First Southern and its Subsidiaries). All of the policies, bonds and other arrangements providing for the foregoing (the “First Southern Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default) by First Southern or any of its Subsidiaries under any of the First Southern Insurance Policies or, to the Knowledge of First Southern, by any other party to the First Southern Insurance Policies, and neither First Southern nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any First Southern Insurance Policy nor, to the Knowledge of First Southern, is the termination of any such policies threatened by the insurer, and there is no claim for coverage by First Southern or any of its Subsidiaries pending under any of such First Southern Insurance Policies as to which coverage has been denied or disputed by the underwriters of such First Southern Insurance Policies or in respect of which such underwriters have reserved their rights.

3.26 Title. First Southern and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in the First Southern Financial Statements and statutory Liens for amounts not yet due and payable and such other Liens as are not material. Any real property and facilities held under lease by First Southern or its Subsidiaries are valid, subsisting and enforceable leases and none of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

3.27 Investment Portfolio. Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practice, and for FHLB and IBB stock, none of the investment securities reflected in the First Southern Financial Statements and none of the investment securities since acquired by First Southern or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of First Southern or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.

3.28 Books and Records. The corporate record books of First Southern and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of First Southern and its Subsidiaries.

3.29 Indemnification. To the Knowledge of First Southern, as of the date hereof no action or failure to take action by any present or former director, officer, employee or agent of First Southern or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from First Southern or any of its Subsidiaries.

3.30 Broker’s Fees. Neither First Southern nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe Bruyette, pursuant to a letter agreement between Keefe Bruyette and First Southern, the terms of which have been previously delivered to CenterState, and Mercer Capital Management, Inc.

3.31 No Other Representations. First Southern acknowledges that CenterState makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV, including with respect to any information furnished, disclosed or made available to First Southern or its representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Article IV are made solely by CenterState, and no representative of CenterState shall have any responsibility or liability related thereto. First Southern acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf CenterState or any of its Subsidiaries, other than the representations and warranties expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Except as (i) Previously Disclosed or (ii) disclosed in any CenterState SEC Reports or other publicly available document filed with or furnished by CenterState to the SEC in each case after December 31, 2011 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, non-specific or predictive or forward-looking in nature), CenterState hereby represents and warrants to First Southern as follows:

4.1 Organization, Standing and Power.

(a) Each of CenterState and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CenterState.

(b) CenterState has previously made available to First Southern true and complete copies of CenterState’s articles of incorporation (the “CenterState Charter”) and bylaws (the “CenterState Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement and as in full force and effect. Neither CenterState nor any of its Subsidiaries is in violation of any provision of the CenterState Charter or CenterState Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

4.2 Capitalization.

(a) The authorized capital stock of CenterState consists of 100,000,000 shares of CenterState Common Stock of which, as of the date hereof, 35,308,154 shares were issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of CenterState is issued or outstanding. As of the date hereof, CenterState held no shares of CenterState Common Stock in its treasury. As of the date of this Agreement, except for 2,081,361 shares of CenterState Common Stock issuable in respect of outstanding CenterState Rights, CenterState does not have and is not bound by any Rights calling for the purchase or issuance of or the payment of any amount based on any shares of CenterState Common Stock,

Voting Debt of CenterState or any other equity securities of CenterState or any securities representing the right to purchase or otherwise receive any shares of CenterState Common Stock, Voting Debt of CenterState or other equity securities of CenterState. The shares of CenterState Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no contractual obligations of CenterState or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of CenterState or any equity security of CenterState or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of CenterState or its Subsidiaries or (ii) pursuant to which CenterState or any of its Subsidiaries is or could be required to register shares of CenterState capital stock or other securities under the Securities Act, in each case, other than contractual obligations with respect to (A) the issuance of shares of CenterState Common Stock in respect of any exercise of CenterState stock options granted under the CenterState Equity Plans or settlement of any equity or equity-based award granted under the CenterState Equity Plans that is outstanding on the date hereof, and (B) the acquisition of shares of CenterState Common Stock from a holder of a CenterState stock option or CenterState equity or equity-based award in satisfaction of withholding obligations or in payment of the exercise price.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of CenterState (which, for purposes of this Agreement, shall include CenterState Bank of Florida, N.A.) are owned by CenterState, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Significant Subsidiary of CenterState has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed and for the ownership of CenterState Subsidiaries, readily marketable securities, securities held-to-maturity in CenterState Bank’s investment portfolio and stock in the FHLB and the IBB, neither CenterState nor any of its Subsidiaries owns any equity or profit-and-loss interest in any Person.

(c) CenterState does not have a dividend reinvestment plan or any shareholder rights plan.

4.3 Authority; No Violation.

(a) CenterState has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the CenterState Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CenterState. As of the date of this Agreement, the Board of Directors of CenterState has determined that this Agreement is advisable and in the best interests of CenterState and its shareholders and has directed that the issuance of shares of CenterState Common Stock to be issued in connection with this Agreement and the Merger be submitted to CenterState’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the receipt of the affirmative vote to approve the issuance of shares of CenterState Common Stock to be issued by CenterState in connection with this Agreement and the Merger by a vote of a majority of the total votes cast pursuant to Nasdaq

Listing Rule 5635 at a meeting called therefor (the “CenterState Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by First Southern) constitutes the valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by CenterState or the Bank Merger Agreement by CenterState Bank of Florida, N.A., nor the consummation by CenterState of the transactions contemplated in this Agreement or by CenterState Bank of Florida, N.A. of the transactions in the Bank Merger Agreement, nor compliance by CenterState or CenterState Bank of Florida, N.A. with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the CenterState Shareholder Approval is duly obtained or given, violate any provision of the CenterState Charter or the CenterState Bylaws or the organizational documents of CenterState Bank of Florida, N.A., or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets in a manner that would be reasonably expected to have a Material Adverse Effect on CenterState, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which CenterState or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by CenterState or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by CenterState of this Agreement.

4.5 Reports.

(a) CenterState and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which CenterState has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState pursuant to the Securities Act or the Exchange Act since December 31, 2010 and prior to the date of this Agreement (the “CenterState SEC Reports”) is publicly available. No such CenterState SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CenterState SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the CenterState SEC Reports.

4.6 Financial Statements.

(a) The financial statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of CenterState and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of CenterState Bank of Florida, N.A. and accompanying schedules, as filed with the OCC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date have been prepared in all material respects in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.

(c) There is no transaction, arrangement or other relationship between CenterState or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the CenterState SEC Reports.

(d) The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on CenterState’s (or any CenterState Subsidiary’s) system of internal accounting controls. CenterState has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to CenterState and its Subsidiaries is made known to the management of CenterState by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act.

(e) Since December 31, 2011, (i) neither CenterState nor, to the Knowledge of CenterState, any director, officer, employee, auditor, accountant or representative of CenterState or CenterState Bank of Florida, N.A. has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CenterState or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, or other Person, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by CenterState or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of CenterState or any of its Subsidiaries or any committee thereof or to any director or officer of CenterState or any of its Subsidiaries. For purposes of this Agreement, “Knowledge” of CenterState shall mean the actual knowledge of the individuals listed in Section 4.6(e) of the CenterState Disclosure Schedule, after reasonable inquiry.

4.7 Compliance with Applicable Law.

(a) CenterState and each of its Subsidiaries are, and at all times since December 31, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. CenterState is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. CenterState and each of its Subsidiaries have in effect, and at all relevant times since

December 31, 2011, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as conducted and, to CenterState’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. CenterState is duly registered with the FRB as a bank holding company under the BHC Act. The deposit accounts of CenterState Bank of Florida, N.A. are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CenterState, threatened.

(b) Since December 31, 2011, neither CenterState nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring CenterState or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or legal compliance, its business or its operations (any of the foregoing, an “CenterState Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither CenterState nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither CenterState nor any of its Subsidiaries is party to or subject to any CenterState Regulatory Agreement.

(c) Neither CenterState nor any of its Subsidiaries (nor, to the Knowledge of CenterState, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.8 Material Contracts; Defaults.

(a) Neither CenterState nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “CenterState Material Contract”) that (i) (A) limits or would limit in any respect the manner in which, or the localities in which, CenterState or any of its Subsidiaries may conduct its business, (B) obligates CenterState or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of CenterState or any of its Subsidiaries to solicit prospective employees or customers or (ii) any contract or agreement that is a shared loss contract or agreement (including any related or ancillary contract or agreement) with the FDIC.

(b) Neither CenterState nor any of its Subsidiaries, nor, to the Knowledge of CenterState, any counterparty or counterparties, is in breach of any CenterState Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.

4.9 Approvals. As of the date of this Agreement, CenterState knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.10 CenterState Information. None of the information supplied or to be supplied by CenterState for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to First Southern’s shareholders or CenterState’s shareholders or at the time First Southern’s shareholders vote on the matters constituting the First Southern Shareholder Approval or CenterState’s shareholders vote on the matters constituting the CenterState Shareholder Approval, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by CenterState in this Section 4.10 with respect to statements made or incorporated by reference therein based on information supplied by First Southern or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by CenterState or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, CenterState shall promptly so inform First Southern.

4.11 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between CenterState or any of its Subsidiaries, on the one hand, and any (i) officer or director of CenterState or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of CenterState, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of CenterState, on the other hand, except those of a type available to non-affiliates of CenterState generally, and compensation or benefit arrangements with officers and directors.

4.12 Broker’s Fees. Neither CenterState nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Sterne Agee & Leach, Inc. (“Sterne Agee”).

4.13 Absence of Changes.

(a) Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState.

(b) Since December 31, 2012, CenterState and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (other than in connection with the negotiation of this Agreement and the transactions contemplated hereby).

4.14 Litigation. There is no Action pending or, to the Knowledge of CenterState, threatened against or affecting CenterState or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of CenterState, former) officer, director or employee of CenterState or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of CenterState and its Subsidiaries. Neither CenterState nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity (other than those of general application that apply to similarly situated banks and bank holding companies or their Subsidiaries).

4.15 Opinion. The Board of Directors of CenterState has received the opinion of Sterne Agee to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of First Southern Common Stock in the Merger is fair from a financial point of view to CenterState.

4.16 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of CenterState or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by CenterState or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in accordance with the relevant notes or other credit or security documents, CenterState’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws in all material respects.

(c) None of the agreements pursuant to which CenterState or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan held by CenterState or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e) With respect to the loans held by CenterState or any of its Subsidiaries, CenterState has provided or made available to First Southern a list of the following: (i) all loans (A) that as of September 30, 2013, are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that as of September 30, 2013 are on non-accrual status, (C) that as of September 30, 2013 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past year, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith or (F) where a borrower, customer or other party has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim and, to the Knowledge of CenterState, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; and (ii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f) The allowance for loan losses reflected in the CenterState SEC Reports was (and will be for periods ended after September 30, 2013) in compliance with its methodology for determining the adequacy of allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and was adequate under such standards.

4.17 Taxes.

(a) All Tax Returns required to have been filed by or with respect to CenterState or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by CenterState or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith or for which adequate reserves have been established in the financial statements contained in the CenterState SEC Reports or will be established in financial statements of CenterState to be provided to First Southern after the date hereof pursuant to this Agreement. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against CenterState or any of its Subsidiaries that has not been satisfied by payment, settled, withdrawn or adequately reserved for. There are no Liens for Taxes on the assets of CenterState or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which CenterState or any of its Subsidiaries may be subject. All material Taxes not yet due and payable by CenterState or its Subsidiaries have been properly accrued on the financial books and records of CenterState and its Subsidiaries in accordance with GAAP.

(b) None of CenterState or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among CenterState and its Subsidiaries).

(c) CenterState and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. CenterState and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(d) As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of CenterState, threatened against or with respect to CenterState or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(e) Neither CenterState nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to CenterState or any of its Subsidiaries.

(g) Neither CenterState nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(h) Neither CenterState nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is CenterState or a CenterState Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than CenterState and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(i) Neither CenterState nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge or any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18 Community Reinvestment Act Compliance. CenterState Bank of Florida, N.A. is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and CenterState has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in CenterState Bank of Florida, N.A. having its current rating lowered.

4.19 Financing. Prior to the Closing, CenterState will have sufficient cash and shares of CenterState Common Stock available for issuance as are necessary to satisfy all of its obligations under this Agreement and to consummate the transactions contemplated hereby, including the payment of the aggregate Merger Consideration to holders of First Southern Common Stock and First Southern equity awards and to pay all related expenses of CenterState.

4.20 No Other Representations. CenterState acknowledges that First Southern makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III, including with respect to any information furnished, disclosed or made available to CenterState or its representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Article III are made solely by First Southern, and no representative of First Southern shall have any responsibility or liability related thereto. CenterState acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf First Southern or any of its Subsidiaries, other than the representations and warranties expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of First Southern Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), or as Previously Disclosed, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, First Southern shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of First Southern or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 First Southern Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, First Southern shall not, and shall not permit any of its Subsidiaries, without the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), to:

(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, other than issuances of shares of First Southern Common Stock in respect of (i) any exercise of a First Southern Stock Option, (ii) any settlement of a First Southern Restricted Share or (iii) the conversion of Series C Preferred Stock, in each case, that is outstanding on the date hereof.

(b) Other Securities. Issue or repurchase any other capital securities, Voting Debt, or other securities, other than in connection with the redemption of First Southern’s trust preferred securities.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to First Southern or to another wholly owned Subsidiary of First Southern); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or Rights, other than (A) the acquisition of shares of First Southern Common Stock from a holder of a First Southern Stock Option or First Southern Restricted Shares in satisfaction of withholding obligations or in payment of the exercise price and (B) regular distributions, if any, in respect of First Southern’s trust preferred securities.

(d) Compensation; Employment, Etc. Except (i) as required by applicable law or any First Southern Benefit Plan (including for this purpose, if applicable, in order to avoid Tax penalties under Section 409A of the Code), or (ii) with respect to transactions Previously Disclosed to CenterState, (A) enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of First Southern or any of its Subsidiaries; (B) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), other than (I) payment of normal individual increases in salary (not to exceed 5% per annum in the aggregate for all employees), (II) payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, and (III) payment of severance, in each case, in the ordinary course of business consistent with past practice; or (C) hire any new executive officers.

(e) Benefit Plans. Except (i) as required by applicable law (including for this purpose, if applicable, in order to avoid Tax penalties under Section 409A of the Code), (ii) permitted pursuant to any First Southern Benefit Plan, or (iii) with respect to transactions Previously Disclosed to CenterState, enter into, establish, adopt, modify, amend, renew, or terminate any First Southern Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice, or sell or acquire any servicing rights.

(j) Governing Documents. Amend its organizational documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts. Except with respect to transactions Previously Disclosed to CenterState, or to the extent permitted by Section 5.2(g), enter into or terminate any First Southern Material Contract or amend or modify in any material respect or renew any existing First Southern Material Contract other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice; provided, that with respect to First Southern’s main office lease agreement, First Southern shall consult and cooperate with CenterState to ensure that any such renewal is consistent with the objectives of the Parties relative to the anticipated timing of the Closing.

(m) Claims. Except in the ordinary course of business and involving an amount not in excess of $75,000 (exclusive of any amounts paid directly or reimbursed to First Southern or any of its Subsidiaries under any insurance policy maintained by First Southern or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it creates an adverse precedent for other similar claims, which in the aggregate, would reasonably be expected to be material to First Southern and its Subsidiaries, taken as a whole.

(n) Deposit Taking and Other Bank Activities. In the case of First Southern Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) materially increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) open any new branch or deposit taking facility; or (iv) close or relocate any existing branch or other facility.

(o) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher investment grade by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note except in the ordinary course of business consistent with past practice; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk except in the ordinary course of business consistent with past practice.

(p) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $100,000 individually or $500,000 in the aggregate, except for emergency repairs or replacements.

(q) Lending. (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as previously provided; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit in excess of $250,000 or any individual secured loan or extension of credit in excess of $5,000,000 in a single transaction or $10,000,000 to a single borrower shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank of Florida, N.A., which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual.

(r) Risk Management. Except as required by applicable law or regulation or guidance or at the direction of a Governmental Entity, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(s) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q).

(t) New Lines of Business. Develop, market or implement any new line of business.

(u) Tax Matters. Make, change or revoke any material tax election, file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes, in each case except in the ordinary course of business consistent with past practice.

(v) Reorganization. Take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(w) Performance of Obligations. Take any action that is likely to materially impair or delay First Southern’s ability to perform any of its obligations under this Agreement or First Southern Bank’s ability to perform any of its obligations under the Bank Merger Agreement.

(x) Commitments. Agree or commit to do any of the foregoing.

5.3 Conduct of CenterState Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of First Southern, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, CenterState shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of First Southern or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 CenterState Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of First Southern during the period from the date of this Agreement to the Effective Time, CenterState shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents. Amend the CenterState Certificate or CenterState Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect First Southern or any of its Subsidiaries or the holders of First Southern Common Stock.

(b) Payment of Dividends. Make, declare, pay or set aside for payment any dividend on or with respect to the CenterState Common Stock or make any other distribution to CenterState’s shareholders except for the payment of regular quarterly dividends in the amount of one cent per share, in the ordinary course of business consistent with past practice.

(c) Performance Obligations. Take any action that is likely to materially impair or delay the ability of CenterState to perform any of its obligations under this Agreement or the satisfaction of the conditions set forth in Article VII or of CenterState Bank of Florida, N.A. to perform any of its obligations under the Bank Merger Agreement or enter into any agreement with another depository institution or depository institution holding company or other Person with respect to any merger, acquisition of a controlling interest in, purchase of assets of or any other business combination with such depository institution or holding company or other Person, or sell, transfer, mortgage or encumber any material portion of its assets or properties to any other Person, in each case that might materially delay the issuance of or materially adversely affect the conditions of any Requisite Regulatory Approvals applicable to the transactions contemplated by this Agreement or materially hinder the ability of CenterState to consummate such transactions, including the Merger and the Bank Merger.

(d) Other Securities. Issue or repurchase any other capital securities, Voting Debt, or other securities.

(e) Claims. Settle any claim, action or proceeding against it that would create an adverse precedent for other similar claims, which in the aggregate, would reasonably be expected to be material to the Surviving Company.

(f) Tax Matters. Make, change or revoke any material tax election , file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes, in each case except in the ordinary course of business consistent with past practice

(g) Reorganization. Take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable (but in no event later than ninety (90) days) following the date of this Agreement, CenterState, with the assistance and cooperation of First Southern, shall promptly prepare and file with the SEC the Form S-4, together with the Proxy Statement which will be included in Form S-4, which shall provide for the registration of the shares to the CenterState Common Stock to be issued as a result of the Merger. Each of CenterState and First Southern shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of First Southern and CenterState shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, CenterState and First Southern shall thereafter mail or deliver the Proxy Statement to their respective shareholders. CenterState shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First Southern shall furnish all information concerning First Southern and the holders of First Southern Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to First Southern or CenterState, or any of their respective affiliates, directors or officers, should be discovered by First Southern or CenterState that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to CenterState’s and First Southern’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), First Southern and CenterState shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. CenterState and First Southern shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of CenterState Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of First Southern and CenterState, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the terms and conditions set forth in this Agreement, CenterState and First Southern shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of First Southern (in the case of CenterState) or CenterState (in the case of First Southern) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, First Southern and CenterState shall cooperate in all respects and use their commercially reasonable best efforts to seek and obtain approval from the applicable Governmental Entities of a dividend of $50 million to be paid from First Southern Bank to First Southern immediately prior to the Closing or otherwise in connection with the completion of the Bank Merger. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, CenterState shall, and shall cause CenterState Bank of Florida, N.A. to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, the OCC, the FDIC and applicable state banking agencies within forty-five (45) days of the date hereof. First Southern and CenterState shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to First

Southern or CenterState, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d) Each of CenterState and First Southern shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, First Southern or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e) Each of CenterState and First Southern shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed. Without limiting the foregoing, each Party shall, to the extent permitted by applicable law, promptly advise the other of the receipt of any substantive communication from a Governmental Entity with respect to the transactions contemplated hereby and cooperate with the other in preparing any response thereto.

(f) Notwithstanding the obligations of CenterState in this Section 6.1 or anything in this Agreement to the contrary, in no event shall CenterState be required in connection with obtaining any Requisite Regulatory Approval to (a) (i) maintain capital ratios greater than those set forth in Section 6.1(f)(i) of the CenterState Disclosure Schedule, (ii) maintain a classified assets ratio lower than that set forth in Section 6.1(f)(ii) of the CenterState Disclosure Schedule, (iii) agree to originate any loans or make any payments to any one or more third parties other than pursuant to contracts or commitments in effect as of the date hereof or as required or contemplated by this Agreement, (iv) raise common equity at the holding company or bank level in an amount that, or (v) agree to any strategic operational restriction, which, in the case of each of subsections (i) through (v), would materially reduce the economic benefits of the Merger to the stockholders of CenterState following the Merger (including the stockholders of First Southern that receive CenterState Common Stock in the Merger), (b) agree to any Loss Share Agreement Condition, or (c) agree to any other condition or restriction or take any action that would have a Material Adverse Effect on the Surviving Company and its Subsidiaries, taken as a whole, after giving effect to the Merger (each of the foregoing referred to as a “Materially Burdensome Regulatory Condition”).

6.2 Access to Information; Current Information; Attendance at Meetings.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each Party shall, and shall cause its Subsidiaries to, make available to the other Party all other information concerning its business, properties and personnel as the other Party may reasonably request. Neither First Southern nor CenterState or any of their respective Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to such Party’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b) Upon reasonable notice, each Party shall permit, and shall cause its Subsidiaries to permit, the other Party (for the purposes of Sections 6.2(b) and 6.2(c), the “Requesting Party”) or an environmental consulting firm selected by the Requesting Party, and at the sole expense of the Requesting Party, to conduct such phase I or phase II environmental audits, studies and tests on real property currently owned, leased or operated by the other Party (for the purposes of Section 6.2(b) and 6.2(c), the “Examined Party”) or any of its Subsidiaries. Requesting Party shall indemnify Examined Party and its Subsidiaries for all costs and expenses associated with returning the property of the Examined Party to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, each Party shall, upon the request of the Requesting Party, cause one or more of its designated officers to confer not less frequently than monthly with officers of the Requesting Party regarding the financial condition, operations and business of the Examined Party and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) Business Days after filing, each Party will deliver to the other party all non-confidential reports filed by it or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB, the OCC and the FDIC. Each Party will also deliver to the other party as soon as practicable all quarterly and annual financial statements of such party and its Subsidiaries prepared with respect to periods ending subsequent to September 30, 2013. As soon as practicable after the end of each month, each Party will deliver to the other Party in electronic form (i) the monthly deposit and loan trial balances of its bank subsidiary, (ii) the monthly analysis of such bank’s investment portfolio, (iii) the monthly balance sheet and income statement of such Party and its Subsidiaries, (iv) an update of all of the information set forth in Section 3.18(e), (v) a list of all loans originated, renewed, modified or where payment has been deferred, and (vi) a list of loans maturing within the ensuing six month period.

(d) Board packages and notices shall be submitted by each Party, together with those of its subsidiary bank, to the Chief Executive Officer of the other Party for distribution to other Party’s designated attendee simultaneously with their submission to board members;

provided, that (A) matters relating to the transactions contemplated by this Agreement or an Acquisition Proposal, (B) matters for which the inclusion would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Entity, (C) matters that would result in a waiver of the attorney-client privilege or (D) matters the inclusion of which such Board of Directors reasonably believes would conflict with its fiduciary or regulatory requirements under applicable law may be redacted from such board packages.

(e) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of November 8, 2013 (the “Confidentiality Agreement”).

(f) No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement. Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time.

6.3 Shareholder Meetings. (a) First Southern shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the First Southern Charter and the First Southern Bylaws necessary to (A) call and give notice of a special meeting of First Southern’s shareholders (the “First Southern Shareholder Meeting”) for the purpose of seeking the First Southern Shareholder Approval within five (5) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “First Southern Shareholder Meeting Notice Date”) and (B) use its commercially reasonable best efforts to schedule the First Southern Shareholder Meeting to take place on the same date as the CenterState Shareholder Meeting; (ii) use its commercially reasonable best efforts to (x) cause the First Southern Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the First Southern Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the shareholders of First Southern approve this Agreement (the “First Southern Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, subject to the following sentence, First Southern shall have an unqualified obligation to submit this Agreement to a vote of its shareholders at the First Southern Shareholder Meeting. Notwithstanding anything to the contrary contained in this Agreement, First Southern shall not be required to hold the First Southern Shareholder Meeting if this Agreement is terminated pursuant to Section 6.7 by First Southern or pursuant to Section 8.1 prior to the scheduled time of the First Southern Shareholder Meeting.

(b) CenterState shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the CenterState Charter and the CenterState Bylaws necessary to (A) call and give notice of a special meeting of CenterState’s shareholders (the “CenterState Shareholder Meeting”) for the purpose of seeking the CenterState Shareholder Approval within five (5) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “CenterState Shareholder Meeting Notice Date”) and (B) schedule the CenterState Shareholder Meeting to take place on a date that is at least twenty (20) Business Days after the CenterState Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the CenterState Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the CenterState Shareholder Approval; and (iii) include in the Proxy Statement the recommendation that the shareholders of CenterState approve the issuance of CenterState Common Stock in connection with this Agreement and the

Merger (the “CenterState Board Recommendation”) unless including the CenterState Board Recommendation in the Proxy Statement would violate applicable law or be inconsistent with the CenterState Board of Directors’ fiduciary duties, in which case it may omit the CenterState Board Recommendation from the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, subject to the following sentence, CenterState shall have an unqualified obligation to submit the issuance of CenterState Common Stock in connection with this Agreement and the Merger to a vote of its shareholders at the CenterState Shareholder Meeting. Notwithstanding anything to the contrary contained in this Agreement, CenterState shall not be required to hold the CenterState Shareholder Meeting if this Agreement is terminated pursuant to Section 6.7 by First Southern or pursuant to Section 8.1 prior to the scheduled time of the CenterState Shareholder Meeting.

6.4 Nasdaq Listing. CenterState shall cause the shares of CenterState Common Stock to be issued to the holders of First Southern Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are employed by First Southern and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries. CenterState shall give the Covered Employees full credit for their prior service with First Southern and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any defined contribution retirement plans, welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

(b) With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate following the Closing Date, CenterState or its applicable Subsidiary shall (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the First Southern Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee or his or her covered dependents in the year that includes the Closing Date for purposes of any applicable co-payment, deductible or annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, First Southern shall take, and shall cause its Subsidiaries to take, all actions requested by CenterState that may be necessary or appropriate to (i) cause the First Southern Benefits Plans set forth on Section 6.5(c) of the First Southern Disclosure

Schedule to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any such First Southern Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any such First Southern Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any such First Southern Benefit Plan into any employee benefit plan maintained by CenterState or an CenterState Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 6.5 shall be construed (i) to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, First Southern and its Subsidiaries) to amend or terminate any First Southern Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) to require CenterState or any of its Subsidiaries (including, following the Closing Date, First Southern and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, or (iii) to amend any First Southern Benefit Plan or other employee benefit plan, arrangement or agreement.

(e) For purposes of this Agreement, “First Southern Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, insurance, split dollar insurance, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of First Southern or any of its Subsidiaries entered into, maintained or contributed to by First Southern or any of its Subsidiaries or to which First Southern or any of its Subsidiaries is obligated to contribute, or with respect to which First Southern or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise, other than any Multiemployer Plan.

(f) If, within twelve (12) months after the Effective Time, any Covered Employee is terminated by CenterState or its Subsidiaries other than “for cause,” then CenterState shall pay severance to such Covered Employee in an amount equal to two weeks of base salary for each twelve months of such Covered Employee’s prior employment with First Southern or First Southern Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four weeks of such base salary nor greater than twenty-six weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than twelve (12) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(g) As of the date of this Agreement, First Southern has entered into agreements that terminate, at the Effective Time, the employment, consulting, severance, change in control, or similar agreements or arrangements with the individuals set forth on Section 6.5(g) of the First Southern Disclosure Schedule with any confidentiality, noncompetition and nonsolicitation provisions contained in such agreements and arrangements remaining in full force and effect following the Effective Time for a period of one year. The foregoing terminations shall be for payment amounts not to exceed those set forth on Section 6.5(g) of the First Southern Disclosure Schedule.

(h) At the Effective Time, all accrued and unused sick time for all employees of First Southern and its subsidiaries and relating to periods prior to January 1, 2014 shall terminate (without any payment therefor by First Southern and its Subsidiaries) and not carried over to, or assumed by CenterState or its Subsidiaries.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, CenterState shall indemnify, defend and hold harmless the present and former directors, officers and employees of First Southern and its Subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of actions or omissions of such Persons in the course of performing their duties for First Southern occurring at or before the Effective Time (including the transactions contemplated hereby), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to (i) the First Southern Charter, the First Southern Bylaws or the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of First Southern’s Subsidiaries, each as in effect on the date of this Agreement, and (ii) the FBCA.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify CenterState upon learning of any Claim, provided that failure to so notify shall not affect the obligation of CenterState under this Section 6.6 unless, and only to the extent that, CenterState is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof; provided, that CenterState shall not settle or compromise or consent to the entry of any judgment in any such Claim unless such settlement, compromise or consent includes an unconditional release of such Indemnified Parties from all liability arising out of such Claim, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent (not to be unreasonably withheld) and (iv) CenterState shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) For a period of six (6) years following the Effective Time, CenterState will provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of First Southern or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by First Southern; provided, however, that (i) if CenterState is unable to maintain or obtain the insurance called for by this Section 6.6(c) then CenterState will provide as much comparable insurance as is reasonably available, (ii) officers and directors of First Southern or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(c), CenterState may purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage as described in this sentence. Whether or not CenterState shall procure such coverage, in no event shall CenterState be required to expend for such tail insurance a premium amount in excess of an amount equal to 250% of the annual premiums paid by First Southern for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then CenterState shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 6.6. The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7 No Solicitation.

(a) First Southern agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “First Southern Individuals”) not to, and will use its commercially reasonable best efforts to cause First Southern and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “First Southern Representatives”) not to, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“First Southern Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. First Southern will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than CenterState with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal. It is understood that any breach of the provisions of this Section 6.7 by any First Southern Representative shall constitute a breach by First Southern.

(b) Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the First Southern Shareholder Approval, in the event First Southern receives an unsolicited Acquisition Proposal and the Board of Directors of First Southern determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, First Southern may, and may permit its Subsidiaries and the First Southern Individuals and the First Southern Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable in the aggregate to First Southern than the Confidentiality Agreement, (ii) furnish or cause to be furnished First Southern Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of First Southern determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) Subject to the succeeding sentence, the Board of Directors of First Southern shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to CenterState, the First Southern Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to CenterState the First Southern Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, if the First Southern Board concludes in good faith (after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of First Southern under applicable laws, the First Southern Board of Directors may at any time prior to the First Southern Shareholder Approval (i) effect a Change in Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of First Southern may not make a Change in Recommendation, or terminate this Agreement, with respect to an Acquisition Proposal unless (i) First Southern shall not have breached this Section 6.7 in any material respect and (ii) (A) the Board of Directors of First Southern determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by CenterState under this Section 6.7(c); (B) First Southern has given CenterState at least three (3) days’ prior written notice of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, First Southern has negotiated, and has caused its representatives to negotiate, in good faith with CenterState during such notice period to the extent CenterState wishes to negotiate, to enable CenterState to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, First Southern shall, in each case, be required to deliver to CenterState a new written notice, the notice period shall have recommenced and First Southern shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.

(d) First Southern will advise CenterState in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep CenterState apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a current basis.

(e) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving First Southern in which any third-party would acquire more than fifty percent (50%) of the voting power of First Southern or the surviving entity in such merger or business combination or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than fifty percent (50%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, First Southern and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of First Southern concludes in good faith to be more favorable to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, CenterState acknowledging that Keefe Bruyette is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.8 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, that any failure to give such notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.8 or the failure of a condition contained in Article VII unless the underlying breach would independently result in a failure of a condition set forth in Article VII. Each of the Parties shall promptly inform the other in writing upon receiving notice of any material Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9 System Integration. From and after the date hereof, subject to applicable law and regulation, First Southern shall cause First Southern Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause First Southern Bank’s data processing consultants and software providers to, cooperate and assist First Southern Bank and CenterState Bank of Florida, N.A. in connection with an electronic and systematic conversion of all applicable data of First Southern Bank to the CenterState system following the Effective Time, including the training of First Southern Bank employees without undue disruption to First Southern Bank’s business, during normal business hours and at the expense of CenterState (not to include First Southern Bank’s standard employee payroll).

6.10 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, First Southern shall cause the Chief Executive Officer of First Southern Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of CenterState Bank of Florida, N.A., on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of CenterState Bank of Florida, N.A., as the resulting institution in the Bank Merger; provided, however, that, notwithstanding the conversion of the core processing and other data processing and information systems of First Southern and First Southern Bank in conjunction with the Bank Merger, and subject to applicable provisions of law and non-objection from any Governmental Entity, the former banking offices of First Southern Bank shall continue to operate and shall conduct business under the name “First Southern Bank, a division of CenterState Bank of Florida, N.A.” for a period up to 12 months after completion of the Bank Merger, and shall continue to use signage, stationery and marketing materials in such name, for the purpose of maintaining and strengthening existing banking relationships and ensuring a seamless transition of the operations of First Southern Bank to CenterState Bank of Florida, N.A. At no time prior to December 31, 2014 shall the present signage at the offices of First Southern Bank be covered with temporary signs or banners bearing the name or logo of CenterState Bank of Florida, N.A.

6.11 Non-Competition and Non-Disclosure Agreement. First Southern has used commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon Closing, each non-employee director of First Southern to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit D (collectively, the “Director Restrictive Covenant Agreements”).

6.12 Claims Letters. First Southern has used commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon the Closing, each director of First Southern to execute and deliver the Claims Letter in the form attached hereto as Exhibit E.

6.13 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to use its reasonable best efforts to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

6.14 Failure to Fulfill Conditions. In the event that either Party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

6.15 Corporate Governance. At or prior to the Effective Time, CenterState, if it so elects, may cause one member of the Board of Directors of First Southern or First Southern Bank to be determined by CenterState, to be appointed to the Boards of Directors of the Surviving Company and CenterState Bank of Florida, N.A., effective as of the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of First Southern and CenterState, at or prior to the Closing, of the following conditions:

(a) Shareholder Approvals. The First Southern Shareholder Approval and the CenterState Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. The shares of CenterState Common Stock to be issued in exchange for First Southern Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. All regulatory approvals from the FRB, the OCC and any other Regulatory Approvals required to consummate the Merger the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on the Surviving Company shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods, the “Requisite Regulatory Approvals”), and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(f) Loss-Share Agreements. The consent of the FDIC to the transfer of the Loss-Share Agreements of First Southern Bank shall have been obtained without adverse modification or amendment to any such Loss Share Agreements and shall be without payment by or cost to CenterState, First Southern or their respective Affiliates (any such modification, amendment or payment a “Loss Share Agreement Condition”).

7.2 Conditions to Obligations of CenterState. The obligation of CenterState to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by CenterState, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of First Southern (in each case after giving effect to the lead in to Article III) (i) set forth in the first, third and fourth sentences of Section 3.2(a) (Capitalization) regarding the number of outstanding

First Southern Common Stock, First Southern Non-Voting Common Stock, Series C Preferred Stock, First Southern Stock Options, and First Southern Restricted Shares and the first sentence of Section 3.2(b) (Capitalization) regarding the number of outstanding First Southern Rights shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement); (ii) set forth in the remainder of Section 3.2(a) (Capitalization), in Section 3.2(b) (Capitalization), and in Section 3.3(a) (Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); and (iii) set forth in Section 3.7(a) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time. All other representations and warranties of First Southern contained in this Agreement (in each case after giving effect to the lead in to Article III) shall be true and correct (disregarding any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on First Southern. CenterState shall have received a certificate signed on behalf of First Southern by the Chief Executive Officer or the Chief Financial Officer of First Southern to the foregoing effect.

(b) Performance of Obligations of First Southern. First Southern shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CenterState shall have received a certificate signed on behalf of First Southern by the Chief Executive Officer or the Chief Financial Officer of First Southern to such effect.

(c) Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding First Southern Common Stock.

(d) No First Southern Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on First Southern, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on First Southern.

(e) Tax Opinion. CenterState shall have received the opinion of Hacker, Johnson & Smith, PA, in form and substance reasonably satisfactory to CenterState, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First Southern and CenterState, reasonably satisfactory in form and substance to such counsel.

(f) Available Cash. At the Effective Time, First Southern shall have available unencumbered cash of no less than $31.0 million.

(g) Minimum Shareholders’ Equity. As of the close of business on the last business day prior to the Closing Date (the “FSB Measuring Date”), the Adjusted First Southern Shareholders’ Equity shall not be less than $190,000,000 as determined in accordance with GAAP. For purposes of this Section 7.2(g), “Adjusted First Southern Shareholders’ Equity” means the consolidated equity of First Southern as set forth on the balance sheet of First Southern on the FSB Measuring Date, excluding the impact of any goodwill impairment, minus any unrealized gains or plus any unrealized losses (as the case may be) in First Southern Bank’s securities portfolio due to mark-to-market adjustments as of the FSB Measuring Date and after adding the sum of (a) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for First Southern and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and which do not exceed in the aggregate $4,200,000 (exclusive of reasonable costs or advanced by such advisors), (b) the aggregate amount paid by First Southern, if any, in order to satisfy its obligations to take all action as may be necessary to cancel First Southern Rights pursuant to Section 1.5 and (c) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided in Section 6.5(g)).

7.3 Conditions to Obligations of First Southern. The obligation of First Southern to effect the Merger is also subject to the satisfaction or waiver by First Southern at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of CenterState (in each case after giving effect to the lead in to Article IV) (i) set forth in the first and fifth sentences of Section 4.2(a) (Capitalization) regarding the number of outstanding shares of CenterState Common Stock and the number of outstanding shares of CenterState Common Stock issuable in respect of outstanding CenterState Rights, shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement); (ii) set forth in the remainder of Section 4.2(a) (Capitalization), and in Section 4.3(a) (Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); and (iii) set forth in Section 4.13(a) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time. All other representations and warranties of CenterState contained in this Agreement (in each case after giving effect to the lead in to Article IV) shall be true and correct (disregarding any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects”, “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty) as of the date of this Agreement and as of the Effective

Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on CenterState. First Southern shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect.

(b) Performance of Obligations of CenterState. CenterState shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and First Southern shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to such effect.

(c) No CenterState Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on CenterState, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on CenterState.

(d) Tax Opinion. First Southern shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to First Southern, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First Southern and CenterState, reasonably satisfactory in form and substance to such counsel.

(e) Minimum Shareholders’ Equity. As of the close of business on the last business day prior to the Closing Date (the “CenterState Measuring Date”), the Adjusted CenterState Shareholders’ Equity shall not be less than $315,400,000 as determined in accordance with GAAP. For purposes of this Section 7.3(e), “Adjusted CenterState Shareholders’ Equity” means the consolidated equity of CenterState as set forth on the balance sheet of CenterState on the CenterState Measuring Date, excluding the impact of any goodwill impairment, minus any unrealized gains or plus any unrealized losses (as the case may be) in CenterState Bank N.A.’s securities portfolio due to mark-to-market adjustments as of the CenterState Measuring Date and after adding the sum of (a) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for CenterState and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and which do not exceed in the aggregate $2,000,000 (exclusive of reasonable costs or advanced by such advisors), and (b) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided herein).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the First Southern Shareholder Approval or the CenterState Shareholder Approval:

(i) by mutual consent of First Southern and CenterState in a written instrument authorized by the Boards of Directors of First Southern and CenterState;

(ii) by either First Southern or CenterState, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(iii) by either First Southern or CenterState, if the Merger shall not have been consummated on or before 270 days following the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(iv) by either First Southern or CenterState (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of First Southern, in the case of a termination by CenterState, or CenterState, in the case of a termination by First Southern, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2, in the case of a termination by CenterState, or Section 7.3, in the case of a termination by First Southern, and which is not cured within twenty (20) Business Days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(v) by CenterState if (i) the Board of Directors of First Southern (or any committee thereof) shall have failed to make the First Southern Board Recommendation or shall have made a Change in Recommendation, or (ii) First Southern shall have materially breached any of the provisions set forth in Section 6.7;

(vi) by First Southern prior to obtaining the First Southern Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that First Southern has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);

(vii) by either First Southern or CenterState, if the shareholders of First Southern fail to provide the First Southern Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof;

(viii) by First Southern if the Board of Directors of CenterState (or any committee thereof) shall have failed to make the CenterState Board Recommendation or shall have withdrawn or modified, in a manner adverse to First Southern, the CenterState Board Recommendation or made or caused to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to First Southern the CenterState Board Recommendation;

(ix) by either First Southern or CenterState, if the shareholders of CenterState fail to provide the CenterState Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or

(x) by First Southern, if both of the following conditions are satisfied:

(a) The number obtained by dividing the Average Closing Price by $10.03 (the “CenterState Ratio”) is less than 0.85; and

(b) The number obtained by dividing the Average Closing Price by $10.03 is less than the number obtained by (A) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (B) then multiplying the Index Ratio by 0.85, subject, however, to the following three sentences. First Southern must elect to terminate this Agreement under this Section 8.1(a)(x) within two (2) Business Days after the Determination Date. If First Southern elects to exercise its termination right pursuant to this Section 8.1(a)(x), it shall give written notice to CenterState (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-Business Day period). Within one (1) Business Day following its receipt of such notice, CenterState shall have the option to increase the Per Share Cash Consideration by an amount equal to the Pricing Differential, provided, however, that CenterState shall not be permitted to increase the Per Share Cash Consideration in a manner that would cause the failure of the conditions set forth in Section 7.2(e) or 7.3(d) hereof. If CenterState so elects, it shall give written notice to First Southern of such election and the amount of the increase in the Per Share Cash Consideration within the one (1) Business Day period following its receipt of notice of termination from First Southern, whereupon no termination shall have occurred pursuant to this Section 8.1(a)(x) and this Agreement shall remain in effect in accordance with its terms (except that the Per Share Cash Consideration and the corresponding total Merger Consideration shall have increased as provided herein).

As used herein, the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the volume weighted average price per share of the CenterState Common Stock (based on “regular way” trading on the NASDAQ Stock Market only) over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

“Determination Date” shall mean the fourth (4th) Business Day immediately prior to the Closing Date, or if such day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such day.

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on any applicable Trading Day.

“Initial Index Price” shall mean $2,540.74, which is the closing price of the Index Group on the last Trading Day immediately preceding the date of this Agreement.

“Pricing Differential” shall mean the amount equal to the product of (a) the Exchange Ratio and (b) the difference between (i) $8.53 and (ii) the Average Closing Price.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the CenterState Common Stock and other values used in this Section 8.1(a)(x) shall be appropriately adjusted for the purposes of applying Section 1.4 and this Section 8.1(a)(x) as necessary to preserve the relative economic benefit to the Parties.

8.2 Effect of Termination. In the event of termination of this Agreement by either First Southern or CenterState as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of First Southern, CenterState, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 6.2(e), 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except as provided in Section 8.4 and with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne equally by CenterState and First Southern, and all filing and other fees in connection with any filing with the SEC relating to the Merger, which shall be borne by CenterState, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement. Notwithstanding the foregoing, if any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by a Party against the other Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

8.4 Termination Fees.

(a) In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi), then (i) in the case of termination under Section 8.1(a)(v), First Southern shall, within three (3) Business Days after such termination, pay CenterState an amount equal to $9,500,000 (the “Termination Fee”), and (ii) in the case of a termination under Section 8.1(a)(vi), First Southern shall, simultaneously with such termination, pay CenterState the Termination Fee, in each case by wire transfer of same-day funds.

(b) If this Agreement is terminated by either Party under Section 8.1(a)(vii), and prior to the First Southern Shareholder Meeting there has been publicly announced (and not withdrawn) an Acquisition Proposal, then if within six (6) months of such termination First Southern or any of its Significant Subsidiaries either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such Acquisition Proposal, First Southern shall, within three (3) Business Days after the first to occur of entering into a definitive agreement with respect to such Acquisition Proposal or consummating such Acquisition Proposal, pay CenterState the Termination Fee by wire transfer of same-day funds. For purposes of the immediately preceding clauses (i) and (ii), the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(c) If this Agreement is terminated (i) by First Southern pursuant to Section 8.1(a)(viii), or (ii) by First Southern pursuant to Section 8.1(a)(iv) following a material breach by CenterState of any of the provisions of Section 6.1 (which for the avoidance of doubt shall not be deemed to include a failure to comply with the provisions therein that provide for a specific filing deadline with respect to applications or filings with Governmental Entities), CenterState shall, within three (3) Business Days after such termination, pay First Southern the Termination Fee by wire transfer of same-day funds.

(d) Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful and material breach of this Agreement, the payment of the Termination Fee pursuant to this Section 8.4 shall fully discharge the Party paying such Termination Fee from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall First Southern or CenterState be required to pay the Termination Fee on more than one occasion.

(e) The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of First Southern or CenterState; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of First Southern or CenterState, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement on the part of the other Party or (c) waive compliance with any of the agreements or conditions contained in this Agreement on the part of the other Party. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Davenport, Florida time, at the offices of CenterState, on the fourth (4th) Business Day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date is determined by mutual agreement of the Parties (the “Closing Date”). For purposes of this Agreement, a “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays on which banking organizations in Florida are authorized or required by law to be closed.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, the agreements contained in Sections 6.4, 6.5, 6.6 and 6.15.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to CenterState, to:

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Attn: Mr. Ernest S. “Ernie” Pinner.

Fax: (863) 419-7798

with a copy (which shall not constitute notice to CenterState) to:

Smith Mackinnon, PA

255 South Orange Avenue, Suite 800

Orlando, Florida 32801

Attn: John P. Greeley, Esq.

Fax: (407) 843-2448

(b)	if to First Southern, to:

First Southern Bancorp, Inc.

900 North Federal Highway, Suite 300

Boca Raton, Florida 33432

Attn: Mr. J. Herbert Boydstun

      Chairman of the Board and Chief Executive Officer

Fax: (561) 338-6445

with a copy (which shall not constitute notice to First Southern) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: Matthew M. Guest, Esq.

Fax: (212) 403-2000

9.4 Interpretation.

(a) For the purposes of this Agreement, references to the date hereof refer to the date of this Agreement.

(b) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The word “or” as used in this Agreement shall not be exclusive.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Publicity. Other than in connection with the matters described in Section 6.7, neither First Southern nor CenterState shall, and neither First Southern nor CenterState shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of CenterState, in the case of a proposed announcement or statement by First Southern, or First Southern, in the case of a proposed announcement or statement by CenterState; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except (i) for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, (ii) if the Effective Time occurs, the right of the holders of First Southern Common Stock and equity awards to receive the Merger Consideration and amounts payable pursuant to this Agreement, and (iii) the right of each Party’s shareholders to pursue claims for damages (including damages based on the loss of the economic benefits of the Merger, including the loss of any premium offered to such shareholders) and other relief, including equitable relief, for a material breach by the other Party of its obligations under this Agreement, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement; provided that the rights granted pursuant to the preceding clause (iii) shall be enforceable on behalf of each Party’s shareholders only by the applicable Party, in its sole and absolute discretion, and any amounts received by such Party in connection therewith may be retained by such Party.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule. Before entry into this Agreement, each Party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV or one or more covenants of the disclosing Party contained herein, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” or “previously disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, CenterState and First Southern have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTERSTATE BANKS, INC.

By:
Ernest S. “Ernie” Pinner Chairman, President and Chief Executive Officer

FIRST SOUTHERN BANCORP, INC.

By:
J. Herbert Boydstun Chairman of the Board and Chief Executive Officer

EXHIBIT A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 29th day of January, 2014, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $0.01 par value per share (the “Common Stock”), of First Southern Bancorp, Inc. (“First Southern”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, which for the avoidance of doubt shall not include any shares of Common Stock underlying First Southern Stock Options) together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, CenterState and First Southern propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, First Southern will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of First Southern, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Southern contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of First Southern, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (d) disposing of or surrendering Shares in connection with the vesting, settlement or exercise of First Southern Stock Options or First Southern Restricted Shares for the payment of taxes thereon or, in the case of First Southern Stock Options, the exercise price or in connection with the repurchase, redemption or cancellation of any First Southern Restricted Shares as permitted pursuant to the Merger Agreement; and (e) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CenterState as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the beneficial owner of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of First Southern other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any First Southern Stock Options. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement or provided by the FBCA.

4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of First Southern, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than CenterState) any information or data with respect to First Southern or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of First Southern’s shareholders with respect to an Acquisition Proposal, in each case, except to the extent that at such time First Southern is permitted to take such action pursuant to Section 6.7 of the Merger Agreement. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of First Southern or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of First Southern (or as an officer or director of any of its Subsidiaries), including without limitation actions taken consistent with his or her fiduciary duties in such capacity under applicable law.

5. Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint CenterState with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of First Southern, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of First Southern taken by written consent. Shareholder hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement.

6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law. In addition, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement or the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful and material breach of this Agreement prior to such termination.

8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of First Southern, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of First Southern or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by Shareholder in such capacity.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, First Southern or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14. Disclosure. Shareholder hereby permits CenterState and First Southern to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:
Ernest S. “Ernie” Pinner.
Chairman, President and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock

Subject to this Agreement:

EXHIBIT B

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 29th day of January, 2014, by and between First Southern Bancorp, Inc., a Florida corporation (“First Southern”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $0.01 par value per share (the “Common Stock”), of CenterState Banks, Inc. (“CenterState”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, which for the avoidance of doubt shall not include any shares of Common Stock underlying CenterState stock options) together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, First Southern and CenterState propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, First Southern will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of First Southern to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, First Southern entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by First Southern in connection therewith, Shareholder and First Southern, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of CenterState, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by First Southern, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of the issuance of Common Stock in connection with the Merger and the other transactions contemplated by the Merger Agreement (“the Stock Issuance”); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CenterState contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger, the Stock Issuance or the other transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CenterState, to approve the Stock Issuance unless this Agreement shall have been terminated in accordance with its terms.

2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (d) disposing of or surrendering Shares in connection with the vesting, settlement or exercise of CenterState stock options or restricted shares of Common Stock for the payment of taxes thereon or, in the case of CenterState stock options, the exercise price; and (e) such transfers as First Southern may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with First Southern as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by First Southern, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the beneficial owner of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of CenterState other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any CenterState stock options. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement or provided by the FBCA.

4. Prohibited Actions. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of CenterState, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to) encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of CenterState or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of CenterState (or as an officer or director of any of its Subsidiaries), including without limitation actions taken consistent with his or her fiduciary duties in such capacity under applicable law.

5. Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint First Southern with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of CenterState, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of CenterState taken by written consent. Shareholder hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement.

6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of First Southern to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to First Southern if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, First Southern will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that First Southern has an adequate remedy at law. In addition, First Southern shall have the right to inform any third party that First Southern reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of First

Southern hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with First Southern set forth in this Agreement may give rise to claims by First Southern against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement or the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful and material breach of this Agreement prior to such termination.

8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of CenterState, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of CenterState or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by Shareholder in such capacity.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, First Southern or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at First Southern’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14. Disclosure. Shareholder hereby permits First Southern and CenterState to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

IN WITNESS WHEREOF, First Southern has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

FIRST SOUTHERN BANCORP, INC.

By:
J. Herbert Boydstun
Chairman and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock
Subject to this Agreement:

EXHIBIT C

PLAN OF MERGER AND MERGER AGREEMENT

FIRST SOUTHERN BANK

with and into

CENTERSTATE BANK OF FLORIDA, N.A.

under the charter of

CENTERSTATE BANK OF FLORIDA, N.A.

under the title of

“CENTERSTATE BANK OF FLORIDA, N.A.”

(“Resulting Bank”)

THIS AGREEMENT is made this      day of January, 2014, between CenterState Bank of Florida, N.A. (hereinafter referred to as “CenterState Bank of Florida, N.A.” and the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and First Southern Bank (hereinafter referred to as “First Southern Bank” and, together with CenterState Bank of Florida, N.A., the “Banks”), a Florida banking corporation, with its main office located at 900 North Federal Highway, Suite 300, Boca Raton, Florida 33432.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank of Florida, N.A. has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of First Southern Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act; and

WHEREAS, CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A., and First Southern Bancorp, Inc., which owns all of the outstanding shares of First Southern Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of First Southern Bancorp, Inc. with and into CenterState Banks, Inc., all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”); and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of First Southern Bank with and into CenterState Bank of Florida, N.A., with CenterState Bank of Florida, N.A. being the surviving corporation of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, First Southern Bank shall be merged with and into CenterState Bank of Florida, N.A. (the “Merger”). Upon consummation of the Merger, CenterState Bank of Florida, N.A. shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of First Southern Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “CenterState Bank of Florida, National Association,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association. This business initially shall be conducted by the Resulting Bank at its main office which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as all of the banking offices of CenterState Bank, N.A. and the banking offices of First Southern Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of CenterState Bank of Florida, N.A.). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

Immediately upon the Merger becoming effective, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank of Florida, N.A. issued and outstanding immediately prior to the Merger becoming effective. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of First Southern Bank and the Resulting Bank, as they exist at the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of First Southern Bank and the Resulting Bank existing as of the effective time of the Merger, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank of Florida, N.A. and First Southern Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank of Florida, N.A. and First Southern Bank at the time the Merger becomes effective.

SECTION 7

At the effective time of the Merger, each outstanding share of common stock of First Southern Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of First Southern Bank shall, at the effective time of the Merger, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of the CenterState Bank of Florida, N.A.’s Common Stock shall continue to remain outstanding shares of CenterState Bank of Florida, N.A.’s Common Stock, all of which shall continue to be owned by CenterState Banks, Inc.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of CenterState Bank of Florida, N.A. as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of CenterState Bank of Florida, N.A. as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement has been approved by CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A. and by First Southern Bancorp, Inc., which owns all of the outstanding shares of First Southern Bank.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a) The BHC Merger shall have closed and become effective.

(b) The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 13

Effective as of the time this Merger shall become effective, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of the Resulting Bank as in effect immediately prior to the time this Merger shall become effective.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

CENTERSTATE BANK OF FLORIDA, N.A.

By:
John C. Corbett
As its:	President and Chief Executive Officer

FIRST SOUTHERN BANK

By:

As its:

EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

Main Office:

1101 First Street South

Winter Haven, FL 33880

Branch Offices:

3670 Havendale Boulevard

Auburndale, Florida 33823

102 West Robertson Street

Brandon, Florida 33511

1375 North Broadway

Bartow, Florida 33831

10990 U.S. Highway 441 Southeast

Belleview, Florida 34420

900 North Federal Highway, Suite 300

Boca Raton, Florida 33432

7301 West Palmetto Park Road

Boca Raton, Florida 33433

900 North Federal Highway, Suite 160

Boca Raton, Florida 33432

12435 Cortez Boulevard

Brooksville, Florida 34613

114 Belt Drive

Bushnell, Florida 33513

1051 East Highway 50

Clermont, Florida 34711

205 South W.C. Owen Avenue

Clewiston, Florida 33440

33301 North University Drive, Suite 110

Coral Springs, Florida 33065

500 North Summit Street

Crescent City, Florida 32112

1205 East Fifth Street

Crystal River, Florida 34429

14045 Seventh Street

Dade City, Florida 33525

100 East Polo Park

Davenport, Florida 33837

42725 Highway 27

Davenport, Florida 33837

909 SE 5th Avenue

Delray Beach, Florida 33483

1 Eastgate Square

East Palatka, Florida 32131

15830 U.S. Hwy 441

Eustis, Florida 32726

2419 East Commercial Blvd., Suite 102

Fort Lauderdale, Florida 33408

4150 Okeechobee Road

Ft. Pierce, Florida 34947

1105 W. Broad Street

Groveland, Florida 34736

36099 U.S. Highway 27

Haines City, Florida 33844

1120 S.R. 20

Interlachen, Florida 32148

151 East Highland Boulevard

Inverness, Florida 34452

1234 King Street

Jacksonville, Florida 32204

2922 Corinthian Avenue

Jacksonville, Florida 32210

7077 Bonneval Road

Jacksonville, Florida 32216

10024 San Jose Blvd.

Jacksonville, Florida 32257

250 Central Blvd., Suite 106

Jupiter, Florida 33458

910 West Vine Street

Kissimmee, Florida 34741

920 N. John Young Parkway

Kissimmee, Florida 34741

45 Bridge Street

Labelle, Florida 33935

13891 U.S. 441, North

Lady Lake, Florida 32159

3505 West Lake Mary Blvd.

Lake Mary, Florida 32746

500 South Florida Avenue

Lakeland, Florida 33801

4719 South Florida Avenue

Lakeland, Florida 33803

155 Lake Shore Way

Lake Alfred, Florida 33850

300 West Central Avenue

Lake Wales, Florida 33853

4144 Ashton Club Drive

Lake Wales, Florida 33859

903 West North Boulevard

Leesburg, Florida 34748

151256 Fishhawk Boulevard

Lithia, Florida 33547

763 East 3rd Avenue

New Smyrna Beach, Florida 32169

810 U.S. Highway 1

North Palm Beach, Florida 33408

406 East Silver Springs Boulevard

Ocala, Florida 34470

7755 S.W. 65th Avenue

Ocala, Florida 34476

811 N.E. 36th Avenue

Ocala, Florida 34470

60 S.W. 17th Street

Ocala, Florida 34471

4905 N.W. Blichton Road

Ocala, Florida 34482

2100 S. Parrott Avenue

Okeechobee, Florida 34974

2494 Enterprise Road

Orange City, Florida 32763

2690 Enterprise Road

Orange City, Florida 32763

3724 Edgewater Drive

Orlando, Florida 32804-2831

945 South Orange Avenue

Orlando, Florida 32806

12285 S. Orange Blossom Trail

Orlando, Florida 32837

305 South Wheeler Street

Plant City, Florida 33563

850 Cypress Parkway

Poinciana, Florida 34759

212 Ponte Vedra Park Drive

Ponte Vedra, Florida 32082

3880 South Nova Road

Port Orange, Florida 32127

9815 S. U.S. Hwy 1

Port St. Lucie, Florida 34952

709 South Ponce De Leon Blvd.

St. Augustine, Florida 32084

4601 Neptune Road

St. Cloud, Florida 34769

2801 Thirteenth Street

St. Cloud, Florida 34769

10101 Bloomingdale Avenue

Riverview, Florida 33578

420 West First Street

Sanford, Florida 32771

4898 East Irlo Bronson Memorial Highway

St. Cloud, Florida 34771

2500 S.E. Monterey Road, Suite 100

Stuart, Florida 34996

1815 State Road 60 East

Valrico, Florida 33594

855 21st Street

Vero Beach, Florida 32960

12901 West Colonial Drive

Winter Garden, Florida 34787

7722 State Road 544 East

Winter Haven, Florida 33881

1250 Lee Road

Winter Park, Florida 32789

1500 Lee Road

Winter Park, Florida 32789

6930 Gall Boulevard

Zephyrhills, Florida 33542

EXHIBIT D

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 29th day of January, 2014, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and                     , an individual resident of the State of Florida (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of January 29, 2014 (the “Merger Agreement”) by and between CenterState and First Southern Bancorp, Inc., a Florida corporation (“First Southern”), First Southern will merge with and into CenterState (the “Merger”), as a result of which First Southern Bank, a Florida state-chartered bank and subsidiary of First Southern (“First Southern Bank”), will merge with and into CenterState Bank, N.A., a national banking association and wholly owned subsidiary of CenterState (“CenterState Bank, N.A.”);

WHEREAS, Director is a shareholder of First Southern and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of First Southern Common Stock (as defined in the Merger Agreement) held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of First Southern, and, therefore, Director has knowledge of the Confidential Information (as hereinafter defined); and

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of First Southern, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1. Restrictive Covenants.

(a) Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b) Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i) From and after the Effective Time, Director will not disclose or use for purposes of engaging in a Competitive Activity any Confidential Information for so long as such information remains Confidential Information, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will: (i) if and to the extent permitted by such law or court order provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, N.A., First Southern or First Southern Bank (each a “Protected Party”), including actively sought prospective customers of First Southern Bank as of the Effective Time, for the purpose of engaging in any Competitive Activity (as hereinafter defined).

(iii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party, as such business is conducted as of the date hereof, and which has an office located within the Restricted Territory.

(iv) For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided, that the foregoing will not prevent the placement of any general solicitation of employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive Activity” means the business of providing retail or commercial banking services through bank branches located in the Restricted Territory.

(ii) “Confidential Information” shall mean all non-public data and information:

(A) relating to the business of First Southern and its subsidiaries, including First Southern Bank;

(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with First Southern as a director;

(C) having value to First Southern and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState; and

(D) not generally known to competitors of First Southern or CenterState.

Confidential Information shall include non-public methods of operation, names of customers, price lists, financial information and projections, personnel data and similar non-public information; provided, however, that the term “Confidential Information” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from First Southern or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Restricted Territory” shall mean Palm Beach, Broward, Orange, Saint Johns, Osceola, Seminole, Volusia and Duval Counties in Florida.

(d) Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2. Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement or (ii) two (2) years following the Effective Time. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until two (2) years after the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful and material breach of this Agreement prior to such termination.

3. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3) or (z) in the case of CenterState only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 3), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 3.

If to CenterState:	CenterState Banks, Inc. 42745 U.S. Highway 27 Davenport, Florida 33837 Attn: Chief Executive Officer Fax: (863) 419-7788

If to Director:	The address of Director’s principal residence as it appears in First Southern’s records as of the date hereof.

4. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

5. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

6. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

7. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

9. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions. For the avoidance of doubt, nothing contained herein shall restrict Director from enforcing Director’s rights that are not Released Claims under the Claims Letter between CenterState and Director dated as of the date hereof, including but not limited to Director’s rights under Section 6.6 of the Merger Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANKS, INC.

By:
Ernest S. “Ernie” Pinner
Chairman, President and Chief Executive Officer

Director:

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1. The provision of legal services by Director to any person.

2. The offer and sale of insurance products by Director to any person.

3. The provision of trust, investment advisory and brokerage services by Director to any person.

4. The provision of private equity/venture capital financing by Director to any person.

5. The provision of accounting services by Director to any person.

EXHIBIT E

CLAIMS LETTER

January 29, 2014

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Attention: Ernest S. “Ernie” Pinner

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of January 29, 2014 (the “Merger Agreement”), by and among First Southern Bancorp, Inc. (“First Southern”), and CenterState Banks, Inc. (“CenterState”).

Concerning claims which the undersigned may have against First Southern or any of its subsidiaries in my capacity as an officer, director or employee, of First Southern or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

2. Release of Certain Claims.

(a) The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, First Southern and its Subsidiaries (each, a “First Southern Entity”), and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his capacity as an officer, director or employee of any First Southern Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but not yet been paid as of the Effective Time or other contract rights relating to severance, employment, stock options and restricted stock grants or other equity awards which have been disclosed to CenterState on or prior to the Effective Time, (ii) the items listed on Schedule 1 to this Agreement and (iii) the items listed in Section 2(b) below.

(b) For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i) any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any First Southern Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and any First Southern Entity, (B) Claims as a depositor under any deposit account with any First Southern Entity, (C) Claims as the holder of any Certificate of Deposit issued by any First Southern Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any First Southern Entity; (E) Claims in his or her capacity of a shareholder of First Southern; and (F) Claims as a holder of any check issued by any other depositor of any First Southern Entity;

(ii) the Claims excluded in (i) and (ii) of Section 2(a) above; and

(iii) any Claims that the undersigned may have under the Merger Agreement, including with respect to the matters set forth in Section 6.6 of the Merger Agreement.

3. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4. Miscellaneous.

a. This letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

b. This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

c. This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

d. This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

e. The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

f. This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement or to comply with its obligations set forth in Section 6.6 of the Merger Agreement, either of which shall cause this Release to terminate and be void ab initio).

g. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

h. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

i. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Palm Beach County, Florida. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

Sincerely,

Signature of Officer or Director

Name of Officer or Director

On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this     day of         , 2014.

CENTERSTATE BANKS, INC.

By:
Name:	Ernest S. “Ernie” Pinner
Title:	Chairman, President and Chief Executive Officer

E-4